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Exhibit (a)(1)(i)

         SUBJECT TO COMPLETION
DRAFT OFFER TO PURCHASE, DATED JULY 22, 2016

NEITHER FINTECH TELECOM, LLC NOR ANY OF ITS AFFILIATES HAS COMMENCED THE TENDER OFFER TO WHICH THIS DRAFT OFFER TO PURCHASE RELATES. THE INFORMATION IN THIS DRAFT OFFER TO PURCHASE IS NOT COMPLETE AND MAY BE CHANGED.

U.S. Offer to Purchase for Cash
Any and All Outstanding Class B Shares held by U.S. Persons
and All Outstanding American Depositary Shares
(each American Depositary Share representing rights to five Class B Shares)

of
TELECOM ARGENTINA S.A.
at
U.S.$ 3.925 per Class B Share (ISIN ARP9028N1016)
and
U.S.$ 19.625 per American Depositary Share (CUSIP 879273209)
by
FINTECH TELECOM, LLC

THE OFFER PERIOD WILL COMMENCE AT 9:00 A.M., NEW YORK CITY TIME ON                        , 2016 (THE "COMMENCEMENT DATE") AND WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (THE "EXPIRATION TIME") ON                        , 2016 (THE "EXPIRATION DATE" AND "OFFER PERIOD", RESPECTIVELY), UNLESS THE TENDER OFFER IS EXTENDED.

        Fintech Telecom, LLC ("FTL" or the "Bidder"), a limited liability company organized under the laws of Delaware, hereby offers to purchase any and all (1) outstanding Class B ordinary shares, par value Ps. 1.00 per share (the "Class B Shares") held by U.S. Persons (as defined below) and (2) outstanding American Depositary Shares (each representing rights to five Class B Shares) (the "ADSs" and, together with the Class B Shares, the "Securities"), of Telecom Argentina S.A., a corporation organized under the laws of the Republic of Argentina ("TEO"), other than those held by the Bidder or its affiliates, in cash at a price of U.S.$ 3.925 per Class B Share and a price of U.S.$ 19.625 per ADS (together, the "Offer Price"), in each case without interest thereon, net of (i) the stock exchange and settlement fee described herein, (ii) any applicable brokerage fees or commissions, (iii) the dividends paid by TEO on May 13, 2016 of Ps. 0.72 per Class B Share and Ps. 3.61 per ADS, or U.S.$ 0.050 per Class B Share and U.S.$ 0.250 per ADS, using the selling exchange rate of Ps. 14.40 per U.S. $1.00 reported by Banco de la Nación de Argentina on May 13, 2016, and any other applicable Distributions (as defined herein), and (iv) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (the "U.S. Offer to Purchase") and the related documents (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer"). The U.S. Offer is being made in conjunction with an offer by the Bidder in Argentina for all outstanding Class B Shares (but not ADSs) (the "Argentine Offer") and, together with the U.S. Offer, the "Offers"). Non-U.S. Persons will not be permitted to tender their Class B Shares in the U.S. Offer. ADSs (whether or not held by U.S. Persons (as defined below)) may only be tendered in the U.S. Offer. The price offered in the Argentine Offer is the same on a per Class B Share basis as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidder does not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

        Holders of ADSs tendering ADSs in the U.S. Offer through Computershare Inc., the receiving agent in the United States for purposes of the U.S. Offer (the "U.S. Receiving Agent"), will receive payment in U.S. dollars, which shall also be net of any applicable taxes and fees associated with the cancellation of any ADSs purchased in the U.S. Offer. Such cancellation fees will be remitted to JPMorgan Chase Bank N.A. ("JPMorgan Chase Bank") as ADS depositary.

        Subject to the terms described herein, unless the U.S. Offer is extended, to tender Class B Shares and/or ADSs in the U.S. Offer a holder must tender its Class B Shares or ADSs no later than 5:00 p.m., New York City time (the "Expiration Time") on                        , 2016 (such date, as it may be extended by us, the "Expiration Date"). The Bidder will announce any decision to extend the U.S. Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date.

        The U.S. Offer is not conditioned on any minimum number of Securities being tended. However, the U.S. Offer is subject to other Conditions (as defined below).

        Holders tendering in the U.S. Offer will have withdrawal rights until the Expiration Date. See "THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs", "THE TENDER OFFER—Section 4. Withdrawal Rights", and "THE TENDER OFFER—Section 13. Conditions of the U.S. Offer."

        On March 28, 2016, in a letter to the CNV (as defined below), the board of directors (the "Board of Directors") of TEO issued a favorable opinion on the reasonableness of the original offer price of Ps. 46.00 per Class B Share, or U.S.$ 3.17 per Class B Share, using the buying exchange rate of Ps. 14.50 per U.S. $1.00 reported by Banco de la Nación de Argentina on March 28, 2016 (the "Original Offer Price"), under the Argentine Offer and recommended the acceptance of the Argentine Offer to the holders of Class B Shares of TEO in the event that the Original Offer Price exceeded the trading price of the Class B Shares on the MERVAL (as defined below) at the commencement of the Argentine Offer. The Board of Directors of TEO based its recommendation on the fact that the Original Offer Price was (i) higher than the prices derived from the valuations conducted by the independent valuation experts retained by the Bidder prior to the announcement of the Argentine Offer, and (ii) within the range of prices considered reasonable by the independent valuation expert retained by TEO after the announcement of the Argentine Offer. The Board of Directors of TEO was required to make a recommendation as to acceptance or rejection of the Offers pursuant to CNV regulations. Under U.S. law, within ten business days after the day the U.S. Offer is commenced, TEO is required by the Exchange Act (as defined below) to file with the SEC (as defined below) and distribute to holders of Securities that are U.S. residents a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 containing a statement of the position of the Board of Directors of TEO with respect to the U.S. Offer. The Offer Price represents a premium over the Original Offer Price.

        Questions or requests for assistance may be directed to D.F. King & Co., Inc., the U.S. Information Agent, at the address or phone number set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase may also be obtained from the U.S. Information Agent.

        You must make your own decision as to whether to tender your Class B Shares and/or ADSs and, if so, how many to tender. None of the Bidder, its board of directors or its executive officers makes any recommendation as to whether you should tender your Class B Shares and/or ADSs. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

        NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, HAS: (A) APPROVED OR DISAPPROVED THE TENDER OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The formal terms of the Argentine Offer were approved by the CNV on                        , 2016. This U.S. Offer to Purchase and the related documents contain important information. You should carefully read these documents in their entirety before making a decision with respect to this U.S. Offer.

                  , 2016

 IMPORTANT INFORMATION

        Tenders by U.S. Holders of Class B Shares.    If (i) you are a U.S. Person, (ii) you hold Class B Shares and (iii) your Class B Shares are deposited directly with Caja de Valores or in the collective deposit system of Caja de Valores, and you desire to tender all or any portion of your Class B Shares in the U.S. Offer, you should follow the instructions set forth in this U.S. Offer to Purchase. Any U.S. holder whose Class B Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Class B Shares in the U.S. Offer. There will be no guaranteed delivery process available to tender Class B Shares. For more information see "THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of Class B Shares."

        Tenders by Holders of ADSs.    If you hold ADSs and you desire to tender all or any portion of the ADSs in the U.S. Offer, you should either (i) complete and sign the ADS letter of transmittal (the "Letter of Transmittal") or a copy thereof in accordance with the instructions contained in the Letter of Transmittal and mail or deliver the Letter of Transmittal, with original signatures, together with the ADRs evidencing tendered ADSs and all other required documents to the U.S. Receiving Agent or tender such ADSs pursuant to the procedure for book-entry transfer set forth under the caption "THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of ADSs," or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such person if you desire to tender such ADSs. There will be no guaranteed delivery process available to tender ADSs. See "THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of ADSs." ADSs cannot be tendered in the Argentine Offer.

        Payment.    In accordance with terms of the U.S. Offer, payment for the Securities tendered prior to the applicable Expiration Time on the Expiration Date or any extension thereof and not previously withdrawn will be made promptly, but no earlier than 5 (five) business days after the Expiration Time on the Expiration Date. (See "THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs", "THE TENDER OFFER—Section 13. Conditions of the U.S. Offer" and "THE TENDER OFFER—Section 10. Certain Legal and Regulatory Matters.").

        Settlement of the Offer Price.    The Offer Price for the Class B Shares and ADSs accepted for payment pursuant to the U.S. Offer will be settled in U.S. dollars. You will bear exchange rate risks and costs if you wish to convert the currency received into another currency.

        Argentine Capital Gains Tax.    Pursuant to Argentine law, the Bidder is required to withhold 13.5% of the Offer Price payable to any tendering holder not domiciled in Argentina for Argentine tax purposes in respect of Argentine income tax on the capital gains derived from the disposition of the Securities.

FOREIGN CURRENCY

        In this document, references to "United States dollars", "U.S. dollars", "U.S. $", "$" or "dollars" are to U.S. currency and references to "Argentine pesos" "pesos" or "Ps." are to Argentine currency. Solely for the convenience of the reader, certain peso amounts have been translated into dollars at specified rates. These translations should not be construed as representations that the Argentine peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. On                        , 2016, the last practicable trading day prior to printing this U.S. Offer to Purchase, the exchange rate between Argentine pesos and U.S. dollars reported by Banco de la Nación Argentina for the exchange of Argentine pesos and U.S. dollars was Ps.                to U.S. $1.00.

 FORWARD LOOKING STATEMENTS

        This U.S. Offer to Purchase contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Forward-looking statements made in this U.S. Offer to Purchase are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes", "plans", "anticipates", "estimates", "expects", "intends", "seeks" or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offers and our plans with respect to TEO, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about TEO, economic and market factors and the industry in which TEO does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while the Bidder believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this U.S. Offer to Purchase and the material accompanying this U.S. Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this U.S. Offer to Purchase are made as of the date on the front cover of this U.S. Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

i

SUMMARY TERM SHEET

        This summary term sheet summarizes the material terms of the U.S. Offer. You should read carefully the remainder of this U.S. Offer to Purchase and the related documents because important additional information is contained therein. In this U.S. Offer to Purchase, "we," "us" and "our" refers to Fintech Telecom, LLC. Questions or requests for assistance may be directed to the U.S. Information Agent set forth on the back cover of this U.S. Offer to Purchase.

  •
  The U.S. Offer:  We are offering to purchase any and all outstanding Class B ordinary shares, par value Ps. 1.00 per share (the "Class B Shares") held by U.S. Persons and all American Depositary Shares ("ADSs"), of Telecom Argentina S.A. ("TEO"), other than those held by us or our affiliates, in cash at a price of U.S.$ 3.925 per Class B Share and U.S.$ 19.625 per ADS, net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions, the Paid Distributions (as defined below) and any other applicable Distributions, and applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer. Holders tendering their ADSs in the U.S. Offer through the U.S. Receiving Agent will receive payment in U.S. dollars, which shall also be net of any applicable taxes and fees associated with the cancellation of any ADSs purchased in the U.S. Offer. Such cancellation fees will be remitted to JPMorgan Chase Bank N.A. ("JPMorgan Chase Bank"), as ADS depositary.

  •
  Reasons for the U.S. Offer:  The Offers are comprised of a U.S. Offer and an Argentine Offer. The U.S. Offer is being made by the Bidder in connection with the Bidder's recent acquisition (the "Transaction") of the voting control of TEO. Upon consummation of the Transaction, the Bidder acquired a controlling interest in Sofora Telecomunicaciones S.A., an Argentine corporation ("Sofora"), which indirectly controls TEO, resulting in the change in control of, and indirect acquisition of control in, TEO ("Change in Control of TEO"). The Argentine Offer is required in Argentina as a mandatory offer in connection with the Change in Control of TEO. As a result of the Argentine Offer, the U.S. Offer is required pursuant to Regulation 14D of the Exchange Act.

  •
  Relationship between the Bidder and TEO:  As a result of the Transaction, FTL directly owns 68% of the shares of Sofora, which owns 100% of the voting stock of Nortel. Consequently, FTL may be deemed to beneficially own 36,832,408 Class B Shares, or 7.89% of the total outstanding number of Class B Shares (excluding treasury shares), currently held by Nortel. In addition, FTL directly owns 4 Class B Shares and 3,617,211 ADSs representing the rights to 18,086,055 Class B Shares, together representing 3.87% of the total outstanding number of Class B Shares (excluding treasury shares). Consequently, FTL may be deemed to beneficially own, directly and indirectly, a total of 54,918,467 Class B Shares, or 11.76% of the total outstanding number of Class B Shares (excluding treasury shares).

  •
  Price:  The Offer Price is U.S.$ 3.925 per Class B Share and U.S.$ 19.625 per ADS, in each case validly and timely tendered and not properly withdrawn, less (i) the stock exchange and settlement fee described herein, (ii) any applicable brokerage fees or commissions, (iii) the dividends paid by TEO on May 13, 2016 of Ps. 0.72 per Class B Share and Ps. 3.61 per ADS, or U.S.$ 0.050 per Class B Share and U.S.$ 0.250 per ADS, using the selling exchange rate of Ps. 14.40 per U.S. $1.00 reported by Banco de la Nación de Argentina on May 13, 2016 (the "Paid Distributions"), and any other applicable Distributions (as defined herein), and (iv) applicable withholding taxes, including Argentine capital gains tax.

  •
  Conditions:  The U.S. Offer is subject to the following conditions:

  (a)
  the making of the Offers, or the development of the process or procedures thereof, shall not be partially or wholly prevented or obstructed by any action, order, decision or other measure issued by any government or governmental, regulatory or administrative agency or authority or tribunal or other judicial authority of competent jurisdiction;

    (b)
    there has been no rejection of the Transaction by the CNDC or any Argentine authority or condition or conditions imposed thereon that is or are unfavorable to TEO, the Bidder or any of their respective affiliates, or entities controlling, controlled by or subject to common control with, the Bidder; and

    (c)
    the Argentine Offer has been authorized by the CNV and has been completed.

  •
  Expiration Date:  Subject to the exceptions described in this U.S. Offer to Purchase, the U.S. Offer will expire at 5:00 p.m., New York City time (the "Expiration Time"), on             , 2016 (such date, as it may be extended by us, the "Expiration Date"). Any ADS holder that wishes to participate directly in the U.S. Offer, rather than tender ADSs through the U.S. Receiving Agent, must withdraw the Class B Shares it wishes to tender from TEO's ADS program and tender such shares prior to the Share Expiration Time on the Expiration Date. See "THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of ADSs."

  There will be no guaranteed delivery process available to tender Class B Shares and/or ADSs.

  •
  Procedures for Participating in the U.S. Offer:  The procedures for tendering differ depending on whether you hold ADSs representing rights to Class B Shares or you hold Class B Shares directly. You should follow the instructions for tendering of Class B Shares or ADSs, depending on your particular circumstances, set forth under "THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer."

  •
  Withdrawal:  Tenders of Class B Shares and/or ADSs may be withdrawn at any time prior to the Expiration Date. See "THE TENDER OFFER—Section 4. Withdrawal Rights."

        For your convenience, please find additional detail on the U.S. Offer below in a question and answer format, including additional detail on the procedures for tendering your Class B Shares and/or ADSs

Who is making the U.S. Offer?	The bidder is Fintech Telecom, LLC ("FTL"). FTL directly and indirectly, through its controlling interest in the indirect controlling shareholder of TEO, beneficially owns 54,918,467 Class B Shares, representing 11.76% of the total outstanding number of Class B Shares (excluding treasury shares), comprised of 4 Class B Shares and 3,617,211 ADSs representing the rights to 18,086,055 Class B Shares, together representing 3.87% of the total outstanding number of Class B Shares (excluding treasury shares), and 36,832,408 Class B Shares held by FTL through its indirect ownership of Nortel Inversora S.A., an Argentine corporation ("Nortel"), representing 7.89% of the total outstanding number of Class B Shares (excluding treasury shares). We are a wholly-owned subsidiary of Fintech Advisory Inc. ("FAI"). As a result, FAI may be deemed to be a beneficial owner of the Class B Shares and/or ADSs owned by us. David Martínez is the sole shareholder of FAI and as a result, may also be deemed to be the beneficial owner of the Class B Shares and/or ADSs owned by us. See "SPECIAL FACTORS—Background of the Offers" and "—Interests of Certain Persons in the U.S. Offer; Security Ownership; Transactions and Arrangements Concerning the Class B Shares and ADSs" and "THE TENDER OFFER—Section 9. Certain Information about the Bidder."

What securities are being sought in the U.S. Offer?	In the U.S. Offer, we are offering to purchase all of the outstanding Class B Shares held by U.S. Persons and all of the outstanding ADSs (whether held or not by U.S. Persons). Simultaneously with the commencement of the U.S. Offer, the Bidder is offering to purchase all of the outstanding Class B Shares (but not ADSs) under the Argentine Offer. The U.S. Offer and the Argentine Offer are expected to be settled on the same day. Non-U.S. Persons may tender Class B Shares only in the Argentine Offer. ADSs cannot be tendered in the Argentine Offer. For more information, please see "INTRODUCTION."
What is the purpose of the U.S. Offer?
The U.S. Offer is being made by the Bidder in connection with the Transaction, upon the consummation of which the Bidder acquired a controlling interest Sofora, which indirectly controls TEO, resulting in a Change in Control of TEO. Pursuant to Argentine law, the Bidder is required to make an offer to purchase all remaining outstanding Class B Shares in connection with the Change in Control of TEO.
Who can participate in the U.S. Offer? Who may use this U.S. Offer to Purchase?	The U.S. Offer is open to all holders of ADSs (whether or not held by U.S. Persons) and to holders of Class B Shares that are U.S. Persons.
Who can participate in the Argentine Offer?
All holders of Class B Shares (including U.S. Persons) may tender their Class B Shares in the Argentine Offer. Holders of ADSs may not tender in the Argentine Offer. U.S. holders of Class B Shares who wish to participate in the Argentine Offer should carefully consider that they will not be granted the protection of the Exchange Act, as a result of which they will not have withdrawal rights, among other factors.
Why is there a separate Argentine Offer?
TEO is an Argentine corporation. Its ADSs and the Class B Shares underlying them are registered under the Exchange Act and listed on the New York Stock Exchange (the "NYSE"). TEO's Class B Shares are listed on the Mercado de Valores de Buenos Aires, S.A. (the "MERVAL"). Upon the consummation of the Transaction (defined below), FTL indirectly acquired control of TEO. Accordingly, pursuant to Argentine law, FTL is obligated to make an offer in Argentina to purchase all remaining outstanding Class B Shares. U.S. and Argentine law both require that tender offers comply with the home country rules and regulations. Because the U.S. and Argentine laws relating to tender offers are different and inconsistent in certain ways, we are making two separate offers. The U.S. Offer will be conducted in accordance with U.S. federal securities laws, including Regulation 14D and Regulation 14E promulgated under the Exchange Act. The Argentine Offer will be conducted in accordance with Argentine securities law and CNV regulations.
For more information, see "INTRODUCTION."

What are the principal differences between the U.S. Offer and the Argentine Offer?	The terms and conditions of the U.S. Offer and the Argentine Offer are substantially similar and only differ to the extent required by law or local customary market practice. The principal differences between the Argentine Offer and the U.S. Offer are:
• U.S. holders of Class B Shares who wish to participate in the Argentine Offer will not be granted the protection of the Exchange Act, including with respect to the withdrawal rights described below.

•

Holders of Class B Shares or ADSs tendering in the U.S. Offer will have withdrawal rights provided under U.S. law. The Argentine Offer does not allow withdrawal of tendered Class B Shares unless the terms of the Argentine Offer are modified. Accordingly, if you tender your Class B Shares in the Argentine Offer, you will not have the withdrawal rights provided under U.S. law.

•

The Offer Price under the U.S. Offer is payable in U.S. dollars. The Offer Price in the Argentine Offer is payable in Argentine pesos. U.S. holders of Class B Shares tendering in the Argentine Offer will need to collect the proceeds from the Offer Price in peso accounts held in Argentina.

• The U.S. Offer is conditioned on the completion of the Argentine Offer. However, the Argentine Offer is not conditioned on the completion of the U.S. Offer.

•

Pursuant to mandatory requirements under CNV regulations, the Bidder has arranged a bank guarantee of its payment obligations under the Argentine Offer. This guarantee does not cover the Bidder's payment obligations under the U.S. Offer.

What are the differences in this U.S. Offer applicable to direct holders of Class B Shares, on the one hand, and holders of ADSs, on the other hand?
The terms and conditions of the U.S. Offer are the same for all holders of Class B Shares and ADSs in all material respects. However, the procedures for accepting the U.S. Offer and tendering Securities are not identical for direct holders of Class B Shares, on the one hand, and holders of ADSs, on the other hand.
How much are you offering to pay? What is the form of payment?
The Offer Price in the U.S. Offer will be U.S.$3.925 per Class B Share and U.S.$19.625 per ADS, in each case properly and timely tendered and not properly withdrawn. Each ADS represents the rights to five Class B Shares. Upon the terms and conditions of the U.S. Offer, we will pay this purchase price in cash, net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions, any applicable Distributions (including the Paid Distributions, as defined below) and applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer and related documents. ADS holders tendering their ADSs through the U.S. Receiving Agent, will receive payment in U.S. dollars, which shall also be net of any applicable taxes and fees associated with the cancellation of the ADSs purchased in the U.S. Offer. The Bidder does not intend to change the Offer Price.

How will payment be made for the Securities I tender?	The Bidder will be deemed to have accepted for payment (and thereby purchased) Class B Shares or ADSs validly tendered in the U.S. Offer and not properly withdrawn when the Bidder gives written notice to the U.S. Receiving Agent of acceptance for payment of such Class B Shares and ADSs.

Payment for Class B Shares and ADSs accepted pursuant to the U.S. Offer will be made by deposit of the Offer Price therefor in U.S. dollars with the U.S. Receiving Agent and subsequent payment to tendering holders through the U.S. Receiving Agent. The U.S. Receiving Agent will act as an agent for tendering holders of Class B Shares and/or ADSs, respectively, for the purpose of receiving payments from the Bidder and disbursing payments to such tendering holders of Class B Shares and/or ADSs whose Class B Shares and/or ADSs have been accepted for payment.

Each sale of Class B Shares and/or ADSs pursuant to the U.S. Offer will be settled in U.S. dollars. Holders of Class B Shares and/or ADSs who wish to convert the U.S. dollars received in connection with the U.S. Offer into another currency will bear all exchange rate risk associated with this conversion and will bear additional exchange rate risks should the U.S. Offer be extended. For more information on the payment mechanics, see "THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs."
Will holders have to pay brokerage fees or commissions if they tender their Securities?
If you are the record owner of ADSs on the books of the ADS depositary and you tender your ADSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Class B Shares or ADSs through a broker or other nominee, and your broker tenders your Class B Shares or ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. For more information, see "INTRODUCTION."
Do you have the financial resources to pay for the Securities?
We intend to fund the U.S. Offer through a financing arrangement with Fintech Investments Limited ("FIL"). See "THE TENDER OFFER—Section 5. Source and Amount of Funds; Certain Requirements Regarding Offer Price" and "—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs."
Is your financial condition relevant to my decision whether to tender in this U.S. Offer?
We do not believe that our financial condition is relevant to a decision by a holder of Class B Shares or ADSs to tender Class B Shares and/or ADSs in the U.S. Offer because (a) the U.S. Offer is being made for all Class B Shares and ADSs, (b) the U.S. Offer is solely for cash and (c) the U.S. Offer is not subject to any financing condition. Nonetheless, certain selected financial information of FTL is included in "THE TENDER OFFER—Section 9. Certain Information About the Bidder," in line with information included in the offer document for the Argentine Offer.

Are there any conditions to the U.S. Offer?	The U.S. Offer is not subject to any financing condition or minimum amount of Class B Shares and/or ADSs tendered. However, the U.S. Offer will be subject to the satisfaction of the Conditions as described in "THE TENDER OFFER—Section 13. Conditions of the U.S. Offer."
Are there any conditions to the Argentine Offer?	The Argentine Offer is subject to substantially the same Conditions as the U.S. Offer except that the Argentine Offer is not conditioned on completion of the U.S. Offer.
How long do I have to decide whether to participate in the U.S. Offer?
You may tender your Class B Shares and ADSs in the U.S. Offer from the Commencement Date through the Expiration Time on the Expiration Date, unless the U.S. Offer is extended, in which case you will have until the new Expiration Date to tender your Securities. Please be aware that if your Class B Shares and/or ADSs are held by a broker, bank or other custodian, they may require advance notification before the Expiration Time on the Expiration Date. See "THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date" and "—Section 3. Procedures for Participating in the U.S. Offer."
Can the U.S. Offer be extended and under what circumstances?
Under U.S. law, we may extend the U.S. Offer at any time, in our sole discretion, by giving oral or written notice of such extension to the Securities holders and by making a public announcement of such extension. If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer or if we waive a material Condition of the U.S. Offer, we will also have to disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act or otherwise. The Bidder will announce any decision to extend the U.S. Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date.

Under Argentine law, the 20-to-30 business day initial term of the Argentine Offer must be extended for an additional period of 5 to 10 business days to give those holders that have not accepted the Argentine Offer during the original term an opportunity to do so during such additional term.

In order for the U.S. Offer and the Argentine Offer to expire on the same date, the additional period of the Argentine Offer will expire on the Expiration Date, and, except as required by applicable laws and regulations, the Bidder does not intend to extend the Expiration Date of the U.S. Offer to a date later than the expiration date of the additional period of the Argentine Offer. The Bidder does not intend to provide any subsequent offering periods under the U.S. Offer.
See "THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date" and "—Section 3. Procedures for Participating in the U.S. Offer."

How will you notify holders if you extend the U.S. Offer?	If we extend the U.S. Offer, we will announce such extension by giving written notice to the U.S. Receiving Agent followed as promptly as practicable by a public announcement thereof (which, in any event, will be made no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date). During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the terms of this U.S. Offer to Purchase. Any notice regarding the extension of the Argentine Offer will be given in accordance with CNV regulations. For more information regarding extensions of the U.S. Offer, see "THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date."
What happens if I hold ADSs and I want to participate in the Argentine Offer?
Holders of ADSs cannot tender ADSs in the Argentine Offer. If you hold ADSs and you wish to participate in the Argentine Offer, you should contact JPMorgan Chase Bank N.A., the depositary for the ADSs, at 4 New York Plaza, Floor 12, New York, New York, 10004, telephone number (800) 990-1135, to convert your ADSs into Class B Shares, which may be then tendered directly in the Argentine Offer. You may be required to register with the Argentine Public Registry of Commerce pursuant to Article 123 of the Argentine Corporate Law. You will have to pay a fee of U.S. $5.00 for each 100 ADSs (or portion thereof) converted. If you hold ADSs and you wish to participate in the Argentine Offer, you should allow sufficient time to complete all required steps to convert your ADSs into Class B Shares prior to the expiration of the Argentine Offer. See "THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer."
I hold ADRs representing TEO's ADSs. How do I participate in the U.S. Offer?
If you hold ADRs and wish to tender them in the U.S. Offer, you should complete and sign the Letter of Transmittal and send it, together with your ADRs and any other required documents, to the U.S. Receiving Agent at the address set forth on the back cover of this U.S. Offer to Purchase before the Expiration Time on the Expiration Date. The Letter of Transmittal is enclosed with this U.S. Offer to Purchase and is also available from the U.S. Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. Do NOT send your ADRs to the Bidder, TEO or the U.S. Information Agent. See "THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer."

I am a U.S. Person and I hold Class B Shares of TEO. How do I participate in the U.S. Offer?	If you are a U.S. Person and desire to accept the U.S. Offer in respect of all or any portion of the Class B Shares that you hold, and your Class B Shares are registered in your name in the register of holders of Class B Shares of TEO kept with Caja de Valores, or in the collective deposit system of Caja de Valores, you should follow the instructions set forth in this U.S. Offer to Purchase. Any holder of Class B Shares whose Class B Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Class B Shares. See "THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer."
I hold TEO's ADSs in book-entry form. How do I participate in the U.S. Offer?
If you hold ADSs in book-entry form, instruct your broker or custodian to arrange, before the Expiration Time on the Expiration Date, for the book-entry transfer of your ADSs into the U.S. Receiving Agent's account at DTC and to deliver an Agent's Message (as defined below) to the U.S. Receiving Agent via DTC's confirmation system confirming that you have received and agree to be bound by the terms of the U.S. Offer including the Letter of Transmittal. See "THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer."
Can I withdraw previously tendered Class B Shares and ADSs?
To be effective, a Form of Withdrawal (in the case of Class B Shares) or a written or facsimile transmission notice of withdrawal (in the case of ADSs) must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the Class B Shares and/or ADSs to be withdrawn and the number of Class B Shares and/or ADSs to be withdrawn and the name of the registered holder of Class B Shares and/or ADSs, if different from that of the person who tendered such Class B Shares and/or ADSs. For more information regarding withdrawal of Securities tendered from the U.S. Offer, see "THE TENDER OFFER—Section 4. Withdrawal Rights."

Will I receive any Distributions with respect to the Securities tendered?	Upon consummation of the U.S. Offer, the Bidder will acquire the Securities together with all economic and voting rights, including rights to Distributions declared on or after the Commencement Date. On May 13, 2016, TEO paid a cash Distribution of Ps. 0.72 per Class B Share and Ps. 3.61 per ADS, or U.S.$0.050 per Class B Share and U.S. $0.250 per ADS, using the selling exchange rate of Ps. 14.40 per U.S. $1.00 reported by Banco de la Nación de Argentina on May 13, 2016 (the "Paid Distributions"). The Offer Price payable by the Bidder per Security will be reduced by the per Security amount of the Paid Distributions. In addition, if on or after the date hereof TEO should declare or pay any additional Distributions on the Securities that are payable or distributable to stockholders of record on TEO's stock transfer records of Class B Shares (in the case of Class B Shares) and on the transfer records of the Depositary of ADSs (in the case of ADSs) on a date prior to the transfer to the name of the Bidder of the tendered Class B Shares and/or ADSs, in each case that are purchased pursuant to the U.S. Offer, then (i) the Offer Price payable by the Bidder per Security in the U.S. Offer will be further reduced to the extent such Distributions are payable in cash and (ii) any non-cash Distributions received and held by a tendering holder shall be required to be promptly remitted and transferred to the U.S. Receiving Agent for the account of the Bidder accompanied by appropriate documents of transfer. Pending such remittance, Purchaser will be entitled to all rights and privileges, as owner of any such non-cash Distributions and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion. See "THE TENDER OFFER—Section 2. Acceptance for Payment and Payment."
Do you think the U.S. Offer is fair to holders of Securities?
Yes, we believe the U.S. Offer is substantively and procedurally fair to unaffiliated holders of Class B Shares and ADSs. See "SPECIAL FACTORS—Position of the Bidder Regarding Fairness of the U.S. Offer."
What does the Board of Directors of TEO think of the Offers?
In accordance with Argentine law, on March 28, 2016, the Board of Directors of TEO issued a favorable opinion on the reasonableness of the Original Offer Price under the Argentine Offer and recommended the acceptance of the Argentine Offer to the holders of Class B Shares of TEO in the event that the Offer Price exceeds the trading price of the Class B Shares on the MERVAL at the commencement of the Argentine Offer. The Offer Price represents a premium of 26.28% over the Original Offer Price, using the buying exchange rate of Ps. 14.80 per U.S.$1.00 reported by Banco de la Nación Argentina on July 20, 2016.

Within 10 (ten) business days after the day the U.S. Offer is commenced, TEO is required by the Exchange Act to file with the SEC and distribute to holders of Securities that are U.S. residents a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 containing a statement of TEO's Board's position with respect to the U.S. Offer.

To the best of the Bidder's knowledge, none of the executive officers, directors or affiliates of TEO (other than the Bidder) has made any recommendation with respect to the U.S. Offer in its individual capacity. For more information, see "INTRODUCTION."
Are there appraisal rights with respect to the U.S. Offer?	No, there are no appraisal or similar rights available in connection with the U.S. Offer.
How will consummation of the U.S. Offer affect untendered Class B Shares and ADSs? Will TEO be delisted or deregistered in the U.S. and in Argentina following the completion of the Offers?
If you do not tender your Class B Shares and/or ADSs in the U.S. Offer, you will remain a holder of Class B Shares and/or ADSs, as the case may be. We presently anticipate that TEO will continue as a public company and will maintain its listing on the NYSE and MERVAL following our consummation of the Offers. Depending upon the number of Class B Shares and/or ADSs purchased in the U.S. Offer, the U.S. Offer may adversely affect the liquidity and market value of any Class B Shares and/or ADSs held by public shareholders after the U.S. Offer is completed. See "SPECIAL FACTORS—Certain Effects of the U.S. Offer."
What are the weighted average trading prices of the Class B Shares and ADSs for the 60 days prior to the last trading day before the announcement of the Argentine Offer?
The weighted average trading prices for the 60 days prior to (and excluding) February 23, 2016, the last trading day before February 24, 2016, the date of the announcement of the Offers (the "Announcement Date"), were Ps. 45.65 per Class B Share and U.S. $15.61 per ADS.

Does the Offer Price represent a premium over the weighted average trading prices of the Class B Shares and ADSs for the 60 days prior to the last trading day before the announcement of the Argentine Offer?
Yes, the Offer Price represents a premium of approximately 30.7% for the Class B Shares and approximately 30.7% for the ADSs over the weighted average trading prices for the 60 days prior to February 23, 2016, the last trading day before the Announcement Date, using the buying exchange rate of Ps. 15.20 per U.S. $1.00 reported by Banco de la Nación Argentina on February 23, 2016.
What are the U.S. federal income tax and Argentine tax consequences to a tendering shareholder?
The receipt of cash in exchange for Class B Shares and/or ADSs pursuant to the U.S. Offer will generally give rise to gain or loss for U.S. federal and Argentine income tax purposes. Under Argentine law, the Bidder is required to withhold 13.5% of the Offer Price payable to holders of Shares or ADSs who are not domiciled in Argentina for Argentine tax purposes in respect of Argentine income tax payable on capital gains derived from the disposition of the Securities.

Who may a holder contact with questions about the U.S. Offer?	You may contact the following U.S. Information Agent for information regarding this U.S. Offer to Purchase or the U.S. Offer:
The U.S. Information Agent for the U.S. Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor, New York, NY 10005 Bankers and Brokers Call Collect: (212) 269-5550 All Others Call Toll-Free: (866) 721-1211 Email: teco@dfking.com
If you are an ADS holder and have questions about how to participate in the U.S. Offer through the U.S. Receiving Agent, you should contact the U.S. Information Agent above.

To the Holders of Class B Shares and ADSs:

INTRODUCTION

        Fintech Telecom, LLC ("FTL" or the "Bidder"), a corporation organized under the laws of Delaware, hereby offers to purchase any and all (1) outstanding Class B ordinary shares, par value Ps. 1.00 per share (the "Class B Shares") held by U.S. Persons (as defined below) and (2) outstanding American Depositary Shares (each representing rights to five Class B Shares) (the "ADSs" and, together with the Class B Shares, the "Securities"), of Telecom Argentina S.A., a corporation organized under the laws of the Republic of Argentina ("TEO"), other than those held by the Bidder or its affiliates, in cash at a price of U.S.$ 3.925 per Class B Share and a price of U.S.$ 19.625 per ADS (together, the "Offer Price"), net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions, the Paid Distributions and any applicable Distributions, and applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (the "U.S. Offer to Purchase") and the related documents (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer"). The U.S. Offer is being made in conjunction with an offer by the Bidder in Argentina for all outstanding Class B Shares (but not ADSs) (the "Argentine Offer") and, together with the U.S. Offer, the "Offers"). Non-U.S. Persons will not be permitted to tender their Class B Shares in the U.S. Offer. ADSs (whether or not held by U.S. Persons (as defined below)) may only be tendered in the U.S. Offer. The price offered in the Argentine Offer is the same on a per Class B Share basis as the Offer Price in the U.S. Offer. The Bidder does not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

        The Offer Period for the U.S. Offer will expire at the Expiration Time on the Expiration Date, unless we extend the U.S. Offer. The Bidder will announce any decision to extend the U.S. Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date.

        The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions (as defined below).

        Tendering holders will have withdrawal rights until the Expiration Date. See "THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs", "THE TENDER OFFER—Section 4. Withdrawal Rights" and "THE TENDER OFFER—Section 13. Conditions of the U.S. Offer."

        On March 8, 2016, FTL acquired a controlling interest in Sofora Telecomunicaciones S.A., an Argentine corporation ("Sofora"), which, through its wholly-owned subsidiaryNortel, indirectly controls TEO, resulting in the change in control in TEO ("Change in Control of TEO"). As a result of the Change in Control of TEO, pursuant to the provisions of Sections 87 and subsequent sections of Argentine Law No 26,831 of Capital Markets, and Section II, Chapter II, Title III, of the rules of the CNV, we are required to offer to purchase all of TEO's Class B Shares.

        Subject to the terms described herein, unless the U.S. Offer is extended, to tender Class B Shares or ADSs in the U.S. Offer a holder must tender their Securities no later than 5:00 p.m., New York City time (the "Expiration Time") on        , 2016 (such date, as it may be extended by us, the "Expiration Date").

        If you are the record owner of ADSs on the books of the ADS depositary and you tender your ADSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Class B Shares or ADSs through a broker or other nominee, and your broker tenders your Class B Shares or ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. For more information, see "THE TENDER OFFER—Section 11. Fees and Expenses." The purchase price received by holders of Class B Shares (including ADSs representing rights to Class B Shares) participating in the U.S. Offer who are not domiciled in Argentina for Argentine tax purposes are subject to applicable withholding on Argentine capital gains tax. See "THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences."

        On March 28, 2016, in a letter to the CNV, the board of directors (the "Board of Directors") of TEO issued a favorable opinion on the reasonableness of the Original Offer Price under the Argentine Offer and recommended the acceptance of the Argentine Offer to the holders of Class B Shares of TEO in the event that the Original Offer Price exceeded the trading price of the Class B Shares on the MERVAL at the commencement of the Argentine Offer. The Board of Directors of TEO based its recommendation on the fact that the Original Offer Price was (i) higher than the prices derived from the valuations conducted by the independent valuation experts retained by the Bidder prior to the announcement of the Argentine Offer, and (ii) within the range of prices considered reasonable by the independent valuation expert retained by TEO after the announcement of the Argentine Offer. The Board of Directors of TEO was required to make a recommendation as to acceptance or rejection of the Offers pursuant to regulations of the Argentine Securities Commission, or Comisión Nacional de Valores (the "CNV"). The Offer Price represents a premium of 26.28% over the Original Offer Price, using the buying exchange rate of Ps. 14.80 per U.S.$1.00 reported by Banco de la Nación de Argentina on July 20, 2016.

        Under U.S. law, within ten business days after the day the U.S. Offer is commenced, TEO is required by the Exchange Act (as defined below) to file with the SEC (as defined below) and distribute to holders of Securities that are U.S. residents a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 containing additional information regarding TEO's Board of Directors' determination as to whether it is in favor of the U.S. Offer and whether it recommends that holders tender their Class B Shares in the U.S. Offer. A copy of the Schedule 14D-9 and Schedule 13E-3 will be furnished to all holders of ADSs and U.S. resident holders of Class B Shares by TEO. Holders of Class B Shares and/or ADSs are urged to read these documents carefully when they become available and as they may be amended from time to time, before making any decision with respect to the U.S. Offer.

        This U.S. Offer qualifies as a "Tier II" offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers.

        Certain amounts and percentages presented in this U.S. Offer to Purchase have been subject to rounding adjustments and, accordingly, certain totals presented may not correspond to the arithmetic sum of the amounts or percentages that precede them.

        This U.S. Offer to Purchase and its related documents contain important information that you should read carefully and in their entirety before making any decision in connection with the U.S. Offer.

 SPECIAL FACTORS

Background of the Offers

        We are offering to purchase all Class B Shares and ADSs as a result of the Transaction. On November 13, 2013, each of Telecom Italia S.p.A. ("TI") and Telecom Italia International N.V. ("TII" and, together with TI, the "TI Entities") and Tierra Argentea S.A. ("TAR") accepted from the Bidder an offer to acquire the TI Entities' entire controlling interest in TEO held by the TI Entities through Sofora, Nortel and TAR pursuant to a Purchase Agreement, as amended on October 24, 2014 (the "Purchase Agreement"), by and among the Bidder, TAR and the TI Entities. Under the Purchase Agreement, U.S.$ 867.9 million (the "Purchase Price") was paid as aggregate consideration for the sale of (i) 68.0% of the voting shares in Sofora (the "Sofora Shares") held by the TI Entities, divided between 17.0% of the voting shares in Sofora (the "Minority Sofora Shares") held by the TI Entities (U.S.$ 208.6 million) and 51.0% of the voting shares in Sofora (the "Majority Sofora Shares") held by the TI Entities (U.S.$ 550.6 million); (ii) 15,533,834 Class B Shares held by TAR, representing 1.6% of the outstanding shares (U.S.$ 61.2 million), which closed on December 10, 2013; and (iii) 2,351,752 American Depositary Shares, representing the rights to 117,588 Preferred B shares of Nortel (the "Nortel ADSs") held by TAR, equal to 8.0% of the outstanding Preferred B shares of Nortel (U.S.$ 47.5 million), which closed on December 10, 2013. The sale of the Minority Sofora Shares closed on October 29, 2014 and the sale of the Majority Sofora Shares closed on March 8, 2016. As a result of the Transaction, the Bidder may be deemed to beneficially own, directly and indirectly through Sofora and Nortel, 54,918,467 Class B Shares or 11.76% of the total number of Class B Shares.

        In connection with the Transaction, the Bidder assumed the rights and obligations of the TI Entities under the shareholders agreement regulating certain matters related to the corporate governance of Sofora, Nortel and TEO (the "Shareholders Agreement") between the TI Entities and the Werthein Group, which holds 32.0% of the voting shares of Sofora. Because Sofora, indirectly through its wholly-owned subsidiary Nortel, is TEO's controlling shareholder, the change in control of Sofora also resulted in the Change in Control of TEO, which triggered a mandatory tender offer obligation under applicable CNV rules.

        For more information on the Transaction, see "—Past Contacts, Transactions, Negotiations and Agreements with TEO."

        On February 24, 2016, we announced our intention to commence a tender offer that would satisfy the requirement under applicable CNV rules to hold a mandatory offer in connection with the Change in Control of TEO. We also announced that our price for the proposed tender offer would be Ps. 46.00 per Class B Share. We expressly reserved the right to cancel the Offers if the following fails to occur: (i) the closing of the sale of the Majority Sofora Shares, (ii) any necessary approvals from Enacom (as defined herein) and the CNDC (as defined herein) are obtain and in full force and effect and there was no further condition which could adversely affect the Bidder or TEO, and (iii) approval by the CNV of the Argentine Offer is obtained and in full force and effect on terms proposed by the Bidder.

        As required under applicable CNV rules in connection with the Argentine Offer, (i) the Bidder requested the preparation by Buenos Aires Advisors S.C. ("BA Advisors") of a valuation report (the "BA Advisors Valuation Report") and the preparation by Columbus MB S.A. ("Columbus") of a valuation report (the "Columbus Valuation Report"); and (ii) on March 8, 2016, TEO's Board of Directors approved the preparation by Quantum Finanzas S.A. ("Quantum") of a valuation report (the "Quantum Valuation Report" and, together with the BA Advisors Valuation Report and the Columbus Valuation Report, the "Valuation Reports"). CNV regulations require the Bidder to obtain two valuation opinions from two independent third-party valuation firms and require TEO to obtain one valuation opinion from an independent third-party valuation firm to sustain that the Offer Price is fair under Argentine law.

        Each of the Valuation Reports presents an analysis and determination of the economic value of TEO's Class B Shares. On March 28, 2016, TEO filed the Valuation Reports with the CNV. The Offer Price is higher than the price reflecting the economic value of the Class B Shares indicated by the BA Advisors Valuation Report and the Columbus Valuation Report and is higher than the range of economic values considered reasonable under the Quantum Valuation Report (using the buying exchange rate of Ps. 14.80 per U.S.$ 1.00 reported by Banco de la Nación Argentina on July 20, 2016). See "—Valuation Report of BA Advisors," "—Valuation Report of Columbus" and "—Valuation Report of Quantum."

        On February 24, 2016, we submitted a first draft of the prospectus for the Argentine Offer to the CNV, describing our proposed Argentine Offer at the original offer price of Ps. 46.00 per Class B Share. Following receipt of comments from the CNV, we submitted a second draft of the prospectus for the Argentine Offer to the CNV on April 28, 2016. Following receipt of further comments from the CNV, we submitted a third draft of the prospectus for the Argentine Offer to the CNV on June 22, 2016 with a revised offer price of U.S.$ 3.925 per Class B Share.

        On July 22, 2016, we first filed a draft of this U.S. Offer to Purchase with the U.S. Securities and Exchange Commission ("SEC"). Following receipt of comments from the SEC, we filed a revised draft of this U.S. Offer to Purchase with the SEC on          , 2016. The CNV approved the prospectus for the Argentine Offer on           , 2016.

        For further information on the Transaction and the background of the Offers, see the Schedule 13D that David Martínez, FAI, the Bidder, Sofora and Nortel filed with the SEC on March 18, 2016 and all amendments thereto.

Purpose of and Reasons for the U.S. Offer; Plans for TEO Following the U.S. Offer

  Purpose of and Reasons for the Offers

        The Offers are being made by the Bidder to comply with applicable CNV rules in connection with the acquisition by the Bidder from the TI Entities of 68% of the voting shares of Sofora pursuant to the Transaction. Because Sofora, indirectly through its wholly-owned subsidiary Nortel, is TEO's controlling shareholder, the change in control of Sofora also resulted in the Change in Control of TEO, which triggered a mandatory tender offer obligation in Argentina under the CNV rules. Upon consummation of the Transaction, the Bidder beneficially owns, directly and indirectly, 11.76% of the outstanding Class B Shares.

        As a result of the Change in Control of TEO, applicable CNV rules require us to make the Argentine Offer for all of the Class B Shares not owned by us or our affiliates. As a result of the Argentine Offer, the U.S. Offer is required pursuant to Regulation 14D of the Exchange Act.

  Plans for TEO Following the Offers

        We plan to continue operating TEO as a going concern under our control for the foreseeable future. We intend to use our rights as a shareholder of Sofora, and as beneficial owner of any Class B Shares acquired under the Offers, in accordance with the terms of the Shareholders Agreement, to propose and vote before Sofora's decision-making boards, and before the decision-making boards of TEO with any Class B Shares acquired through the Offers, to appoint management to develop TEO's business with an emphasis on its technological services in order to offer "quadruple play" services to TEO's clients. On May 12, 2016, Germán Vidal was appointed chief executive officer of TEO, Ignacio Cruz Morán was appointed chief financial officer of TEO and Roberto Nobile was appointed chief operating officer of TEO. We currently do not have specific plans affecting the continuity of TEO employees.

        We expect to review TEO and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the completion of the U.S. Offer. We expressly reserve the right to make any changes that we may deem necessary or appropriate in light of our review or in light of future developments. In addition, we regularly review acquisition opportunities in the telecommunications industry and may pursue such opportunities when appropriate.

        We currently intend to retain all of our Class B Shares and ADSs, including those tendered pursuant to the Offers, but may in the future consider transfers or sales to related companies or other third parties. See "—Certain Effects of the U.S. Offer."

        We presently anticipate that TEO will continue as a public company and will maintain its listings on the NYSE and MERVAL following our consummation of the Offers.

Certain Effects of the U.S. Offer

  General Effects

        Holders who sell their Class B Shares and/or ADSs in the Offers will cease to have any equity interest in TEO or any right to participate in its earnings and future growth. After selling their Class B Shares and/or ADSs in the Offers, such holders also will not bear the risk of any decrease in the value of TEO.

        If you do not tender your Class B Shares or ADSs in the Offers, you will remain a holder of Class B Shares or ADSs, as the case may be. Currently, we estimate that there are only 38,427,414 Class B Shares (8.23% of the total outstanding Class B Shares, excluding treasury shares) and 25,503,741 ADSs (27.31% of the total outstanding Class B Shares, excluding treasury shares) in public circulation. After the completion of the Offers, the number of Class B Shares and ADSs remaining in public circulation will decrease, and the already small market for such securities may be even further reduced.

        Because FTL directly owns 68% of the shares of Sofora, which owns 100% of the voting stock of Nortel, FTL may be deemed to beneficially own the 36,832,408 Class B Shares currently held by Nortel, representing 7.89% of the total outstanding number of Class B Shares (excluding treasury shares). FTL also directly owns 4 Class B Shares and 3,617,211 ADSs representing the rights to 18,086,055 Class B Shares, together representing 3.87% of the total outstanding number of Class B Shares (excluding treasury shares). As a result, FTL may be deemed to beneficially own, directly and indirectly, a total of 54,918,467 Class B Shares, representing 11.76% of the total number of Class B Shares (excluding treasury shares). In addition, FTL may also be deemed, indirectly through Nortel, to beneficially own 502,034,299 class A ordinary shares ("Class A Shares") of TEO, representing 100% of the class A ordinary shares of TEO and 51% of the total capital stock of TEO. FTL's direct and indirect ownership of 502,034,299 Class A Shares and 54,918,467 Class B Shares together represents 21.16% of the total outstanding capital stock of TEO.

        We believe that the accounting treatment of the U.S. Offer is not material to the decision of holders of Class B Shares or ADSs whether to tender their Class B Shares or ADSs into the U.S. Offer. The purchase of Class B Shares by the Bidder in the Offers will have no effect on the financial statements of TEO.

  Effects in Argentina

  Market for Class B Shares

        The Bidder presently anticipates that TEO will continue as a public company and will maintain its listing on the NYSE and MERVAL following the Bidder's consummation of the Offers. Neither the

Bidder nor its affiliates is seeking to deregister or de-list the Securities from any stock exchange on which the Securities are listed. Following completion of the Offers, the number of Securities remaining in public circulation will decrease and the already small market for such securities may be even further reduced. Depending upon the number of Class B Shares and/or ADSs purchased in the Offers, the Offers will likely adversely affect the liquidity and market value of any Class B Shares or ADSs held by public shareholders after the U.S. Offer is completed.

  Argentine Tax Consequences

        Under Argentine law, the exchange of cash for Class B Shares and/or ADSs pursuant to the Offers requires the Bidder to withhold 13.5% of the Offer Price in respect of Argentine capital gains tax payable by holders not domiciled in Argentina for tax purposes. The exchange of Class B Shares and/or ADSs for cash pursuant to the Offers gives rise to a tax on gains realized by a holder not domiciled in Argentina for Argentine tax purposes, legal entities and, to the extent the sale is not made on a stock market, to individuals domiciled in Argentina. See "THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences."

  Effects in the United States

  U.S. Federal Income Tax Consequences

        The receipt of cash in exchange for Class B Shares and/or ADSs pursuant to the Offers by U.S. holders (as defined in "THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences") will generally give rise to taxable gain or loss for U.S. federal income tax purposes. See "THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences."

  Margin Regulations

        The ADSs and the Class B Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit using those securities as collateral.

Certain Rights of Shareholders Following the U.S. Offer

  No Appraisal Rights

        Holders will not have appraisal or similar rights in connection with the Offers. No provision has been made to grant unaffiliated shareholders access to the corporate files of TEO or to obtain counsel or appraisal services at the expense of the Bidder in relation to the Offers. The Valuation Reports prepared by Columbus, BA Advisors and Quantum, however, are attached as exhibits to the combined Schedule TO and Schedule13E-3 to which this U.S. Offer to Purchase relates.

Position of the Bidder Regarding Fairness of the U.S. Offer

        TEO is an Argentine company, and Argentine law and regulations govern our duties and obligations to TEO and the holders of the Class B Shares with respect to the Offers. As a result of the Change in Control of TEO, applicable CNV rules require us to make the Offers for all of TEO's Class B Shares, not owned by us or our affiliates. CNV rules also require us to determine a price that is fair and to obtain an opinion on the Offer Price for the Class B Shares from two independent valuation firms. The requirements to make the Offers are intended to protect minority shareholders.

        Other than these requirements, Argentine law does not impose any obligation on us to make any determination or analysis regarding whether the U.S. Offer is fair to unaffiliated shareholders. Nonetheless, the U.S. "going-private" rules set forth in Rule 13e-3 under the Exchange Act require us

(as affiliates of TEO for this purpose under U.S. securities laws) to do so. We believe that the U.S. Offer is substantively and procedurally fair to unaffiliated holders of Class B Shares and/or ADSs.

        In reaching our conclusion that the consideration that unaffiliated holders of the Class B Shares and the ADSs will receive in the U.S. Offer is fair, and that the U.S. Offer is substantively fair to unaffiliated shareholders, we considered and relied upon a number of factors, including the following:

  •
  The Offer Price represents a premium of 7.88% relative to the closing price of Class B shares on the Announcement Date of Ps. 55.30, or U.S.$ 3.64, using the buying exchange rate of Ps. 15.20 per U.S.$ 1.00 reported by Banco de la Nación Argentina on the Announcement Date. In addition, the Offer Price represents a premium of 1.21% relative to the closing price of Class B shares on July 20, 2016 of Ps. 57.40, or U.S.$ 3.88, using the buying exchange rate of Ps. 14.80 per U.S.$ 1.00 reported by Banco de la Nación Argentina on July 20, 2016.

  •
  The Offer Price represents a premium of 30.69% relative to the volume weighted average price of the Class B Shares on the MERVAL for the six months prior to the Announcement Date of Ps. 45.65, or U.S.$ 3.00, using the buying exchange rate of Ps. 15.20 per U.S. $1.00 reported by Banco de la Nación Argentina on February 23, 2016, which is one of the minimum price references we are required to consider under CNV regulations. In addition, the Offer Price compares reasonably to other historical market prices for the Class B Shares. It represents a premium of 25.73% to the volume weighted average trading prices for the 30 days prior to the Announcement Date, a premium of 25.70% over the volume weighted average trading prices for the 60 days prior to the Announcement Date, and a premium of 21.96% to the volume weighted average trading prices for the 90 days prior the Announcement Date.

  •
  The Offer Price represents a premium of 31.01% relative to the price paid by FTL of U.S.$ 14.98 per ADS (or U.S.$ 3.00 per Class B share) for the acquisition of ADSs on February 23, 2016 as reported in the Schedule 13D that David Martínez, FAI, the Bidder, Sofora and Nortel filed with the SEC on March 18, 2016.

  •
  We believe that the BA Advisors Valuation Report and the Columbus Valuation Report, which were prepared in compliance with CNV regulations, support our conclusion that the Offer Price is fair. The BA Advisors Valuation Report includes analyses on the book value of the Class B Shares, a going-concern valuation based on the discounted cash flow and weighted average cost of capital methodology (resulting in Ps. 44.61 per Class B Share, or U.S.$ 2.93, using the buying exchange rate of Ps. 15.20 per U.S. $1.00 reported by Banco de la Nación Argentina on February 23, 2016, over which the Offer Price represents a premium of 33.74%), and a comparable trading companies analysis (resulting in Ps. 43.83 per Class B Share, or U.S.$ 2.88, using the aforementioned exchange rate, over which the Offer Price represents a premium of 36.12%) . The Columbus Valuation Report includes analyses on the book value of the Class B Shares, a going-concern valuation based on the discounted cash flow and weighted average cost of capital methodology (resulting in a valuation of Ps. 41.39 per Class B Share, or U.S.$ 2.72, using the buying exchange rate of Ps. 15.20 per U.S. $1.00 reported by Banco de la Nación Argentina on March 9, 2016, over which the Offer Price represents a premium of 44.14%), a comparable trading companies analysis (resulting in a valuation of Ps. 39.01 per Class B Share, or U.S.$ 2.57, using the aforementioned exchange rate, over which the Offer Price represents a premium of 52.94%) and a market value analysis (resulting in a valuation of Ps. 45.87 per Class B Share, or U.S.$ 3.02, using the aforementioned exchange rate, over which the Offer Price represents a premium of 30.06%). For a summary of the BA Advisors Valuation Report and the Columbus Valuation Report, see "—Valuation Report of BA Advisors" and "—Valuation Report of Columbus."

  •
  The Offer Price will be paid entirely in cash, which reduces uncertainties in valuing the consideration.

  •
  The Offer Price was determined in accordance with these CNV regulations, which require us to determine a price that is fair and engage two independent valuation experts to prepare valuation reports and an opinion of the fairness of the Offer Price.

  •
  The Offer provides an opportunity for liquidity. As of the date of this U.S. Offer to Purchase, approximately 466.9 million Class B Shares are outstanding, including approximately 145.6 million ADSs representing rights to Class B Shares. Of these outstanding Class B Shares, approximately 36.8 million Class B Shares are owned by Nortel; approximately 246.0 million Class B Shares are owned by the Argentine administrator of social security pension and retirement benefits, ANSES; and approximately 18.1 million Class B Shares are owned directly by FTL, leaving only approximately 35.54% of the outstanding Class B Shares in the hands of the public. The Offers will provide holders with the opportunity for liquidity by permitting them to sell all or a portion of their Class B Shares and/or ADSs for cash, without the usual transaction costs associated with open-market sales.

  •
  The Offers are not subject to any conditions relating to either the number of Class B Shares and/or ADSs tendered or any financing condition.

        We believe that each of the factors above is relevant to unaffiliated holders of Class B Shares and/or ADSs. The foregoing discussion of the information and factors we considered is not intended to be exhaustive but includes all material factors we considered. In light of the variety of factors considered in connection with our evaluation of the fairness of the Offers, FTL did not find it practicable to, and therefore did not, quantify or otherwise attempt to assign relative weights to the factors considered in reaching its conclusion as to the fairness of the Offers.

        We also considered the following factors, each of which we consider to be negative in our deliberation of concerning the fairness of the Offers:

  •
  The public ADS holders and Class B holders would cease to participate in the future earnings and growth prospects, if any, of TEO, or in the increase, if any, of the value of the shares they previously owned.

  •
  Shareholders may be liable for taxes payable on the gains from the sale of their Class B Shares and/or ADSs.

        We did not consider the following factors to be relevant indicators of the value of the Class B Shares and/or ADSs:

  •
  We did not consider liquidation value, which we do not believe is a meaningful approximation of the value of the Class B Shares and/or ADSs, because our intention is to continue operating TEO as a going concern and substantial value would be destroyed from a liquidation process.

  •
  We are not aware of, and therefore did not consider any of the following: bona fide firm offers made by unaffiliated persons during the past two years for the merger or consolidation of TEO with another company or vice versa, for the sale or transfer of substantially all assets of TEO, or for purchases of TEO securities that would enable the purchaser to control TEO.

        In making our determinations as to the substantive and procedural fairness of the Offers, we recognized that no unaffiliated representative has been retained by the members of TEO's Board of Directors that is not an employee of TEO to act solely on behalf of unaffiliated holders or Class B Shares and/or ADSs for purposes of negotiating the terms of the Offers and/or preparing a valuation report concerning the fairness of the Offers. This is not a requirement under CNV regulations or Argentine securities law and did not affect our determination of fairness of the Offers. We also recognize that the Offers are not structured to require approval of at least a majority of unaffiliated security holders, which we view as supporting our determination of fairness of the Offers since each unaffiliated holder that want to tender in the Offers may do so regardless of the view of other holders. Accordingly, the absence of such a condition did not affect our determination that the Offers are substantively and procedurally fair to unaffiliated holders.

        Our views as to the fairness of the U.S. Offer to the unaffiliated holders of Class B Shares and ADSs are not meant, and should not be construed, as a recommendation to any holder as to whether such holder should tender its Class B Shares and/or ADSs. Each holder should consult with its legal, financial and tax advisors to determine whether to tender its Class B Shares and/or ADSs.

Valuation Report of Columbus

        Columbus, an independent financial advisor, was hired by FTL to issue the Columbus Valuation Report, which is one of the valuation reports required to comply with applicable CNV regulations. Those CNV regulations require the Bidder to obtain two opinions by two independent third-party valuation firms on the fairness of the Offer Price. CNV rules set out requirements for the valuation methods underlying the determination of fairness of offer prices in mandatory tender offers.

        Columbus prepared the Columbus Valuation Report with respect to, and exclusively for, the Offers in connection with the Change in Control of TEO, in accordance with applicable provisions of CNV regulations. As a result of the various valuation methods applied and considered in the Columbus Valuation Report, Columbus, based on its professional experience and the valuation guidelines provided for under CNV regulations, found that the Offer Price was reasonable.

        The Columbus Valuation Report is intended solely for FTL's use for the purpose of compliance with CNV regulations applicable to the Offers. It was prepared for exclusive use within the context of the Offers and should not be used for any other purpose. TEO's shareholders should conduct their own analysis of the tender offer and should rely on their own financial, tax and legal advisers when evaluating the tender offer.

        The Columbus Valuation Report is not, and should not be used as, (i) an opinion as to the adequacy of the Offers; (ii) a recommendation regarding any aspects of the Offers; or (iii) a valuation report issued for any purposes other than those provided for by applicable CNV regulations in connection with tender offers of this type. The Columbus Valuation Report was not compiled or created for the purposes of complying with any law or regulation in Argentina or abroad other than those applicable CNV regulations described above.

        Upon delivery of the Columbus Valuation Report by Columbus to us, we paid Columbus a fee of U.S.$ 75,000 for the preparation of the Columbus Valuation Report and reimbursed Columbus for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement.

        You should consider the following when reading the discussion of the Columbus Valuation Report:

  •
  We urge you to read carefully the full text of the Columbus Valuation Report, which has been filed with the CNV and is available on the CNV's Internet site at http://www.cnv.gob.ar. An English translation of the Columbus Valuation Report has also been filed with the SEC and is available on the SEC's Internet site at http://www.sec.gov. The U.S. Information Agent set forth on the back cover of this U.S. Offer to Purchase will provide a copy of the Columbus Valuation Report, in either Spanish or English, upon written request and at the expense of the requesting holder or its representative designated in writing. The summary of the Columbus Valuation Report set forth below is qualified in its entirety by reference to the full text of the Columbus Valuation Report.

  •
  The Columbus Valuation Report was prepared exclusively in Spanish and has been freely translated into English.

  •
  The Columbus Valuation Report was prepared in conformity with the Argentine legal requirements referred to above solely for the purpose described above and is not to be used for any other purpose or by third parties. The Columbus Valuation Report considered only those factors required to be considered under Argentine law, and did not consider all of the factors described above in "—Position of the Bidder Regarding Fairness of the U.S. Offer". Columbus' services did not include any advice whatsoever, including legal or accounting, and it has not provided any legal, regulatory or tax services with respect to the Columbus Valuation Report or the tender offer. Consequently, the preparation of the Columbus Valuation Report does not include any opinion related to such services.

        For the analysis and conclusions contained in the Columbus Valuation Report, Columbus reviewed the following information (the "Information"):

  •
  TEO's audited financial statements for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 and audited financial statements for the nine-month period ended September 30, 2015 and September 30, 2014;

  •
  budgets and/or other information related to economic and financial long-term projections (the "Projections");

  •
  broker and bank reports supplied by local and international market analysts; and

  •
  statutory information affecting TEO and/or the business.

        In preparing the Columbus Valuation Report, Columbus did not meet with the Board of Directors and/or TEO's management to clarify or update any of the Information, to discuss their perspectives of the business in the future or to discuss the Projections (including Columbus' 10-year projections for TEO). In addition, Columbus did not carry out (i) any independent verification of any Information or any documentation on which the Information was based that was publicly available or that was provided to Columbus for the preparation of the Columbus Valuation Report, and, accordingly, does not assume any responsibility for such Information, (ii) any due diligence activities about TEO, or (iii) an independent verification or audit of the technical aspects related to TEO's business.

        The Columbus Valuation Report applied the following methodologies: discounted cash flow, multiples of comparable public companies, the equity value of TEO's share capital and the market value of Class B Shares during the two quarters prior to February 24, 2016, the date the Argentine Offer was announced.

        The Columbus Valuation Report is not intended to be the sole basis for an evaluation of the Class B Shares and, therefore, the Columbus Valuation Report does not comprise all the necessary information needed for such purpose. Consequently, it does not represent or constitute any form of recommendation in connection with the tender offer. The content of the Columbus Valuation Report is not, and shall not be, considered a promise or guarantee with respect to the past or future. The decision to accept or reject the Offers is solely the responsibility of TEO's shareholders.

        The Columbus Valuation Report shall not be used for any purpose other than within the strict context of the Offers without the previous and written authorization of Columbus.

        The following is a summary of the material analyses undertaken by Columbus in connection with the preparation of the Columbus Valuation Report.

        Discounted Cash Flow Analysis.    Columbus determined that the discounted cash flow ("DCF") methodology was the most relevant methodology for assessing the economic value of TEO's Class B Shares. The main factors used by Columbus in determining the discounted cash flow were: (1) projections of the operating cash flow of TEO, (2) the discount rate of such flows and (3) the terminal value of TEO.

        The Projections that Columbus used in its calculation of Discounted Cash Flow were: (1) a 10-year "base case" projection partly based on the growth prospects of the industry and the operation and (2) market projections performed by analysts of financial entities Columbus believed to be well-known in local and international markets. The 10-year "base case" projection was compared with the market projections to assess the overall internal consistency of the assumptions and factors used in the 10-year "base case" projection.

        The discount rate for the 10-year discounted cash flows and the terminal value of TEO were both calculated using a methodology known as the "capital average pricing model," as summarized below.

  DCF Methodology

TEO Value Resulting from DCF Methodology (in millions of U.S.$)(1):	2,767
TEO Value (in millions of Ps.)(2):	42,385
Net financial debt (in millions of Ps.)(3):	2,272

Capital Stock Value (in millions of Ps.)(4):	40,113

Amount of Outstanding Shares(5):	969,159,605

Implicit Value of 1 share (in Ps.)(6):	41.39

(1)
Average TEO value based on the sensitivities of perpetual growth and discount rate.

(2)
TEO value in pesos according to closing exchange rate at the date of the Offer (Ps. 15.32 per U.S.$).

(3)
Financial debt of Telecom Argentina (Ps. 3,773 million) net of Cash & Equivalents and non-current Investments (Ps. 1,819 million) and minority interest (Ps. 318 million) based on the consolidated balance sheet of TEO as of September 30, 2015.

(4)
The value of the capital stock of Telecom Argentina arises from subtracting the Net Financial Debt from the TEO Value

(5)
Includes Class A Shares and Class C Shares, which are not included in the Argentine Offer or U.S. Offer.

(6)
The value of a common share = (capital stock value in millions of pesos)/(number of outstanding shares)

        Historical Market Prices.    Columbus measured the volume-weighted average price of the Class B Shares of TEO for the six-month period preceding the Announcement Date, as required by applicable CNV regulations. Based on this analysis, the volume weighted average price of each Class B Share was Ps. 45.87 for the six-month period preceding the publication of the announcement of the tender offer.

For the six-months prior to the Announcement Date	Ps. per Class B Share
Median	45.15
Average	45.87
Maximum	56.95
Minimum	38.50

        Book Value.    Columbus measured TEO's book value, or equity value, per Class B Share by dividing the net assets of TEO by the number of issued Class B Shares (net of Treasury shares). Columbus believes that this methodology is less reliable than that obtained using the discounted cash flow methodology since the capital stock of TEO at any given date is not an indicator of the capacity of TEO to generate future revenues.

	Outstanding Class B Shares(1)	Treasury Class B Shares	Total Equity Interest
(in Ps.)
Class A	502,034,299		502,034,299
Class B	466,883,425	15,221,373	482,104,798
Class C	241,881		241,881

Total	969,159,605	15,221,373	984,380,978

Value of Net Assets at September 30, 2015(2):			16,318,000,000
Book value of outstanding shares(3):			Ps. 16.84/share

(1)
Source: Consolidated balance sheet of TEO as of September 30, 2015.

(2)
Source: Total assets as shown on the consolidated balance sheet of TEO as of September 30, 2015, net of the portion attributable to minority interests.

(3)
Calculated by dividing value of net assets by outstanding shares.

        Multiples of Comparable Public Companies.    The multiples of comparable public companies methodology assumes that the value of TEO can be calculated based on the market value of comparable public companies listed in relevant markets.

        The universe of "comparable" public companies in Argentina and/or other relevant markets was determined by selecting a sample of public companies with similar businesses. The comparable companies considered were Telefonica Brasil S.A., Telefonica Chile, S.A., America Movil, S.A.B. de C.V. and Telefonica del Peru, S.A. The operational indicator of value chosen was EBITDA. The valuation multiple was calculating by dividing the market value (market capitalization plus net financial debt) of the chosen comparable company by the selected operational indicator of value.

Multiple Company value/EBITDA(1):	3.94 x
EBITDA Telecom Argentina LTM(2):	10,180
Company Value (millions of Ps.)(3):	40,077

Value of the Capital Stock (millions of Ps.)(4):	37,805

Ps./share:	39.01

(1)
Simple average of multiples of the selected comparable companies.

(2)
EBITDA of Telecom Argentina for the last twelve months published (Oct-14 through Sept-15): Ps.10,180 million.

(3)
Company Value = (EBITDA for the last twelve months) × (average EBITDA multiple).

(4)
Value of Capital Stock of Telecom Argentina arises from subtracting Net Financial Debt and Minority Interest at September 30, 2015 (Ps. 2,272 million) from Company Value.

        Weighting of Methodologies.    Columbus weighted the importance of each methodology as follows:

Methodology	Price (Ps. Per Share)	Weighting
1. Discounted Cash Flow	41.39	VERY HIGH
2. Multiple of Comparable Public Companies	39.01	MEDIUM
5. Equity Value	16.84	LOW
4. Market Value of Share	45.87	HIGH

        Columbus determined that the Discounted Cash Flow methodology was the most relevant, since all factors inherent to the business' value are included in the methodology. The multiples of comparable public companies is not used a primary methodology of valuation because even though companies may be comparable, they do not have identical characteristics or market conditions as TEO. The equity value (book value) of shares is considered by Columbus as the least relevant methodology because it does not indicate the capacity of TEO to generate future revenues.

Valuation Report of BA Advisors

        BA Advisors was hired by FTL to issue the BA Advisors Valuation Report. The BA Advisors Valuation Report is one of the valuation reports required to comply with applicable CNV regulations. Those CNV regulations require the Bidder to obtain two opinions by two independent third-party valuation firms on the fairness of the Offer Price under the Offers. CNV rules set out requirements for the valuation methods underlying the determination of fairness of offer prices in mandatory tender offers.

        B. A. Advisors, which is an independent valuator, prepared the BA Advisors Valuation Report with respect to and exclusively for the mandatory tender offer due to the Change in Control of TEO, in accordance with applicable provisions of Argentine law and regulations. As a result of the various valuation methods applied and considered in the BA Advisors Valuation Report, BA Advisors, based on its professional experience and the valuation guidelines provided under Argentine law, found that the Offer Price was reasonable.

        The BA Advisors Valuation Report is intended solely to assist the Bidder while estimating the reasonable market price of the Class B Shares. It was prepared for exclusive use within the context of the Offers and should not be used for any other purpose. TEO's shareholders should conduct their own analysis of the Offers and should rely on their own financial, tax and legal advisers when evaluating the Offers.

        The BA Advisors Valuation Report is not, and should not be used as, (i) an opinion as to the adequacy of the Offers; (ii) a recommendation regarding any aspects of the Offers; and (iii) a valuation report issued for any purposes other than those provided for by applicable Argentine law and regulations in connection with tender offers of this type. The BA Advisors Valuation Report was not compiled or created for the purposes of complying with any law or regulation in Argentina or abroad other than those applicable Argentine laws and regulations described above.

        Upon delivery of the BA Advisors Valuation Report by BA Advisors to us, we paid BA Advisors a fee of U.S.$ 50,000 plus amounts due in respect of Argentina value-added tax for the preparation of the BA Advisors Valuation Report.

        You should consider the following when reading the discussion of the BA Advisors Valuation Report of TEO:

  •
  We urge you to read carefully the full text of the BA Advisors Valuation Report, which has been filed with the CNV and is available on the CNV's website at http://www.cnv.gob.ar. An English translation of the BA Advisors Valuation Report has also been filed with the SEC and is available on the SEC's Internet site at http://www.sec.gov. The U.S. Information Agent set forth on the back cover of this offer to purchase will provide a copy of the BA Advisors Valuation Report, in either Spanish or English, upon written request and at the expense of the requesting holder or its representative designated in writing. The summary of the BA Advisors Valuation Report set forth below is qualified in its entirety by reference to the full text of the BA Advisors Valuation Report.

  •
  The BA Advisors Valuation Report was prepared exclusively in Spanish and has been freely translated into English.

  •
  The BA Advisors Valuation Report was prepared in conformity with the Argentine legal requirements referred to above solely for the purpose described above and is not to be used for any other purpose or by third parties. BA Advisors' services did not include any advice whatsoever, including legal or accounting, and it has not provided any legal, regulatory or tax services with respect to the BA Advisors Valuation Report or the tender offer. Consequently, the preparation of the BA Advisors Valuation Report does not include any opinion related to such services.

        For the analysis and conclusions contained in the BA Advisors Valuation Report, BA Advisors reviewed the following information:

  •
  TEO's audited financial statements for the fiscal year ended December 31, 2015;

  •
  TEO's statement of income for the fiscal year ended December 31, 2015;

  •
  consolidated earnings results reports (press releases) issued by TEO for the fiscal year ended December 31, 2015;

  •
  TEO's various annual reports on Form 20-F filed with the SEC;

  •
  research reports prepared by market brokers with respect to TEO and the industry in which TEO operates;

  •
  regulatory and market information relevant for the preparation of the BA Advisors Valuation Report; and

  •
  with respect to macroeconomic assumptions only, the LatinFocus Consensus Forecast Report on Argentina for February 2016, which provides country and regional market consensus forecasts using estimates made by more than 20 investments banks and other macroeconomic firms.

        In preparing the BA Advisors Valuation Report, BA Advisors did not carry out (i) any independent verification of any information used or reviewed for the preparation of the BA Advisors Valuation Report, or (ii) any audit, review or compilation of the financial information contained therein. In addition, BA Advisors assumed (i) the reliability, accuracy and completeness of any information provided by TEO for purposes of the analysis and valuation included in the BA Advisors Report and (ii) that there are no existing agreements, contracts, rights, or material information other than those that have been included in TEO's financial statements.

        The BA Advisors Valuation Report applied the following valuation methodologies: the book value of the Class B Shares, discounted cash flow method valuation, valuation by comparable company valuation multiples method and valuation of the Class B Shares based on historical market values for the six-month period prior to February 23, 2016, the date of the announcement of the Argentine Offer.

        The BA Advisors Valuation Report is not intended to be the sole basis for an evaluation of the Class B Shares and, therefore, the BA Advisors Valuation Report does not comprise all the necessary information needed for such purpose. Consequently, it does not represent or constitute any form of recommendation by FTL or TEO in connection with the tender offer. The content of the BA Advisors

Valuation Report is not, and shall not be, considered a promise or guarantee with respect to the past or future. The decision to accept or reject the tender offer is solely the responsibility of TEO's shareholders.

        The BA Advisors Valuation Report shall not be used for any purpose other than within the strict context of the Offers without the previous and written authorization of BA Advisors.

        The following is a summary of the material analyses undertaken by BA Advisors in connection with the preparation of the BA Advisors Valuation Report.

        Historical Market Prices.    BA Advisors measured the volume weighted average price of the Class B Shares of TEO for the 6-month period preceding the announcement of the Argentine Offer on February 23, 2016, as required by applicable Argentine law. Based on this analysis, the volume weighted average price of each Class B Share was Ps. 45.86 for the period preceding the announcement of the Argentine Offer. BA Advisors considered this method relevant for its report because TEO's shares are traded on a frequent basis and with regular volume, both in Argentina (through the MERVAL and Merval 25 index) and in the United States (through the NYSE in the form of ADRs). BA Advisors used a 6-month range because BA Advisors believed it was consistent with best practices in Argentina and the guidelines provided by the CNV rules. Based on its professional judgment and experience, BA Advisors assigned to this method a 30% weight out of the total value, as it considers securities markets significant indicators when evaluating a company, due to the fact that they are liquid and transparent markets where supply and demand voluntarily meet and objective information is available to any party interested in obtaining it.

        Book Value.    BA Advisors measured TEO's book value per Class B Share as Ps. 17.89, based on TEO's audited financial statements for the fiscal year ended December 31, 2015. As of December 31, 2015, TEO's total shareholder equity amounted to Ps. 17,610 million and the total capital stock of TEO, including in addition to the Class B Shares, the Class A shares and the Class C shares, was approximately 984.4 million shares. Although BA Advisors included a book value valuation in its report in accordance with the requirements as of the CNV Rules, BA Advisors did not assign it any weighted value. BA Advisors determined that book value method valuation was not an appropriate valuation method to estimate the economic value of the Class B Shares due to the following limitations: (i) the capital stock of TEO at any given date is not an indicator of the capacity of TEO to generate future revenues; and (ii) the book value methodology does not reflect the market value of TEO's fixed assets, a factor generally evaluated as part of best practice for valuations in Argentina in connection with mandatory tender offers.

        Discounted Cash Flow Analysis.    BA Advisors performed a DCF analysis to estimate a present value per Class B Share of Ps. 44.61 as of February 23, 2016. The weighted average cost of capital ("WACC") estimated by BA Advisors was 11.1%, reflecting the industry and the country risk of TEO and Argentina, respectively. BA Advisors determined that the DCF analysis was the most appropriate means of assessing the economic value of the Class B Shares due to its ability to take into account the effect of a change in a company's investment policy, capital structure or market changes, in addition to macroeconomic conditions. The BA Advisors assigned a 50% weight to the DCF analysis.

        The main factors, assumptions and projections that BA Advisors used in its DCF analysis are set forth below. The statistics, rates and economic information set forth below were compiled and determined by BA Advisors based on the sources of information used for the preparation of the BA Advisors Report as listed above. The Bidder was not involved with the preparation of such information.

        Macroeconomic assumptions:    Estimates were based on publicly available data, including information from the LatinFocus Consensus Forecast report and from the city of Buenos Aires. BA Advisors considered various macroeconomic factors in its DCF analysis, including projections regarding gross domestic product ("GDP") growth, changes in inflation rates and the average exchange rate, as set forth in the table below:

ASSUMPTIONS	2016	2017	2018	2019	2020
GDP Growth	0.0%	3.3%	3.2%	3.2%	3.1%
Average official exchange rate	Ps. 14.72	Ps. 16.89	Ps. 18.59	Ps. 19.94	Ps. 21.35
Inflation (Buenos Aires)	28.9%	29.3%	19.8%	16.8%	10.0%

        Revenues:    Estimates were based on the business classifications used by TEO: (i) revenues derived from the sale of landline services, (ii) sale of mobile services and (iii) sale of equipment and other revenues. With respect to landline services, BA Advisors assumed a negative annual growth rate of 0.7% for lines in service, in line with growth for the prior three-year period of 2012 to 2015; an annual growth rate for traffic of data growth equivalent to GDP growth (adjusted by projected inflation); and an annual growth rate of 3.4% for wideband access to internet services, in line with the growth rate determined by BA Advisors in these sectors for 2012-2015. With respect to mobile services, BA Advisors assumed that TEO's mobile client base will increase at an annual rate of 1.2% in Argentina and 3.4% in Paraguay, both in line with the average growth rate in these sectors during the 2012-2015 period. With respect to the sale of equipment, which grew 45% year-over-year from 2012 to 2015, BA Advisors assumed a 35% increase for 2016, with a 5% decrease in annual growth rate for each subsequent year based on its determination that growth in this area is slowing. These assumptions were estimates and actual results may vary.

        Costs:    Costs were estimated based on the following breakdown: labor costs, cost of equipment sold, taxes, assessments and regulatory fees, interconnection costs and other charges, commercial fees, and other costs. BA Advisors made the following assumptions in connection with its estimates: (i) an increase in wages due to adjustments to inflation and a decrease in the number of employees at an annual rate of 1%, the same rate observed during the 2012-2015 period, (ii) a 20% margin for cost of equipment, adjusted from 24% in 2015, as existing restrictions to imports in Argentina resulted in higher trade margins in 2015 compared to historical margins, (iii) the costs associated with taxes, assessments and regulatory fees representing under 10% of TEO's total revenue, in line with the percentage determined by BA Advisors for the 2012-2015 period, (iv) a decrease in revenues from services, in line with the 2012-2015 period, and (v) commercial fees representing 11% of TEO's revenues from mobile and ADSL services. These assumptions were estimates and actual results may vary.

        EBITDA Margin:    BA Advisors projected an impairment of TEO's margins resulting in a decrease of 1% due to TEO's total revenues growing at a rate slightly below the inflation rate.

        Capex:    Capital expenditures estimates were based on projections regarding investments in TEO's 3G and 4G network. The acquisition of 4G licenses represented approximately 30% of TEO's total capital expenditures in 2014 and 2015. Although TEO has made significant investments in relation with the acquisition of 4G licenses, BA Advisors projected that capital expenditures will decrease in relation to TEO's total revenues and to its nominal U.S. dollar amounts because a substantial portion of TEO's investments in 3G and 4G licenses and other equipment and technology required to provide 4G coverage in major cities in Argentina has already been completed.

        Comparable Company Valuation Multiples.    The economic value of the Class B Shares estimated by BA Advisors based on a comparison of comparable company valuation multiples is Ps. 43.83. As part of its analysis, BA Advisors assigned an 80% weight to TEO's Enterprise Value/EBITDA ratio, which BA Advisors considers to be the most commonly accepted criteria, and a 20% weight to the Share Price/Book Value ratio. For this valuation BA Advisors used valuation multiples of six companies in the telecommunications industry—three Brazilian companies, one Mexican company, and one company each from Chile and Peru. As this methodology does not contemplate country risk, BA Advisors made a 20% adjustment on the multiples obtained for the companies operating in Mexico and Chile because, based on the professional judgment and experience of BA Advisors, Mexico and Chile have a significantly different country risk than Argentina. BA Advisors determined that this valuation method should be assigned a 20% weight out of the total value.

  Summary of Results

        Based on a weighted combination of the valuation methods described above, BA Advisors estimated the economic value of the Class B Shares as of February 23, 2016, the last trading day prior to the announcement of the Argentine Offer, to be Ps. 44.83 per Class B Share, as summarized in the table below.

Valuation Method Used	Value per Telecom Argentina Share	Recommended Weight
Discounted Cash Flow	44.61	50%
Listed Value 6 Months Before Offer Announcement	45.86	30%
Valuation Multiples	43.83	20%
Equity Value (Book Value)	17.89	0%
Weighted Reasonable Value	44.83	100%

Position of TEO's Board of Directors Regarding Fairness of the U.S. Offer

        TEO is an Argentine company, and Argentine law and regulations govern the duties and obligations of TEO's Board of Directors. Pursuant to applicable CNV rules, TEO's Board of Directors is required to provide unaffiliated holders with a reasoned opinion in favor or against the acceptance of the Offers and may not remain neutral. Such opinion must be presented no later than 15 days following the Announcement Date. TEO is also required to file a Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 containing additional information regarding TEO's Board of Directors' determination as to whether it is in favor of the Offers and whether it recommends that holders tender their Class B Shares and/or ADSs in the Offers no later than 10 U.S. business days following commencement of the U.S. Offer. A copy of the Schedule 14D-9 and Schedule 13E-3 will be furnished to holders of Class B Shares and ADSs by TEO. Holders of Class B Shares and ADSs are urged to read these documents carefully when they become available and as they may be amended from time to time, before making any decision with respect to the Offers.

Valuation Report of Quantum

        Quantum Finanzas S.A. ("Quantum") was hired by TEO to issue the Quantum Valuation Report, which is one of the valuation reports required to comply with applicable CNV regulations. Those Argentine regulations require the Bidder to obtain two opinions from two independent third-party valuation firms on the fairness of the Offer Price and TEO is required to provide a recommendation and an opinion on the valuation report. CNV rules set out requirements for the valuation methods underlying the determination of fairness of offer prices in mandatory tender offers.

        Quantum prepared the Quantum Valuation Report with respect to and exclusively for the Offers in connection with the Change in Control of TEO, in accordance with applicable provisions of CNV regulations. Based on their analysis, they have determined that the Offer Price is within a reasonable price range.

        The Quantum Valuation Report was prepared for exclusive use within the context of the Offers and should not be used for any other purpose. TEO's shareholders should conduct their own analysis of the tender offer and should rely on their own financial, tax and legal advisers when evaluating the tender offer.

        The Quantum Valuation Report is not, and should not be used as a recommendation to the shareholders as to the adequacy of the Offers. The Quantum Valuation Report was not compiled or created for the purposes of complying with any law or regulation in Argentina or abroad other than those applicable CNV regulations described above.

        Upon delivery of the Quantum Valuation Report by Quantum to TEO, TEO paid Quantum a fee of U.S.$ 120,000 for the preparation of the Quantum Valuation Report.

        You should consider the following when reading the discussion of the Quantum Valuation Report:

  •
  We urge you to read carefully the full text of the Quantum Valuation Report, which has been filed with the CNV and is available on the CNV's Internet site at http://www.cnv.gob.ar. An English translation of the Quantum Valuation Report has also been filed with the SEC and is available on the SEC's Internet site at http://www.sec.gov. The U.S. Information Agent set forth on the back cover of this offer to purchase will provide a copy of the Quantum Valuation Report, in either Spanish or English, upon written request and at the expense of the requesting holder or its representative designated in writing. The summary of the Quantum Valuation Report set forth below is qualified in its entirety by reference to the full text of the Quantum Valuation Report.

  •
  The Quantum Valuation Report was prepared exclusively in Spanish and has been freely translated into English.

  •
  The Quantum Valuation Report was prepared in conformity with the Argentine legal requirements referred to above solely for the purpose described above and is not to be used for any other purpose or by third parties. Quantum's services did not include any advice whatsoever, including legal or accounting, and it has not provided any legal, regulatory or tax services with respect to the Quantum Valuation Report or the tender offer. Consequently, the preparation of the Quantum Valuation Report does not include any opinion related to such services.

        For the analysis and conclusions contained in the Quantum Valuation Report, Quantum reviewed the following information (the "Quantum Information"):

  •
  annual report and financial statements of TEO for the fiscal years ended December 31, 2015, December 31, 2014, December 31, 2013 and December 31, 2012;

  •
  information related to the management of TEO for the years 2012, 2013, 2014 and 2015;

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  TEO's budget plan for the years 2016-2018;

  •
  general information of TEO and competitors obtained from the CNV;

  •
  data of similar companies with publicly listed shares (source: Bloomberg);

  •
  public analysis related to similar companies abroad over future business prospects for the telecom sector;

  •
  macro-economic forecasts obtained from the LatinFocus Consensus Forecast Report on Argentina and Paraguay, March 2016; and

  •
  other information on market and regulatory issues available from public sources.

        In preparing the Quantum Valuation Report, Quantum assumed, and relied upon, the accuracy, content, veracity, completeness, sufficiency and integrity of all such Quantum Information provided, obtained or discussed with TEO or from other public and non-public information, in all material respects. Quantum was not requested to carry out, and did not carry out, (i) any independent verification of any Quantum Information or any documentation on which the Quantum Information was based that was publicly available or that was provided by TEO, its representatives or any third parties for the preparation of the Quantum Valuation Report, and, accordingly, does not assume any responsibility for such Quantum Information, (ii) any accounting, tax or any other audit of TEO or any third parties, or (iii) any validation with regards to the technical information provided by TEO.

        The Quantum Valuation Report applied the discounted cash flow, comparable company analysis, historical average market price of TEO in six-month period preceding the announcement of the OPA and the equity value of shares methodologies.

        Unless otherwise indicated in the Quantum Valuation Report, the Quantum Information used in the Quantum Valuation Report regarding the accounting, financial and operational position or performance of TEO, as well as about the market, was limited to information available as of March 17, 2016. Quantum did not, and does not, undertake any obligation to review, amend or update the Quantum Valuation Report, in whole or in part, after March 17, 2016, or to advise of any third party facts or matters of which Quantum may have become aware that would impact the content of the Quantum Valuation Report after such date, subject to the applicable terms of Argentine law and regulations.

        The Quantum Valuation Report is not intended to be the sole basis for an evaluation of the Class B Shares and, therefore, the Quantum Valuation Report does not comprise all the necessary information needed for such purpose. Consequently, it does not represent or constitute any form of recommendation by TEO in connection with the Offers. The content of the Quantum Valuation Report is not, and shall not be, considered a promise or guarantee with respect to the past or future. The decision to accept or reject the Offers is solely the responsibility of TEO's shareholders.

        The Quantum Valuation Report shall not be used for any purpose other than within the strict context of the Offers without the previous and written authorization of Quantum.

        The following is a summary of the material analyses undertaken by Quantum in connection with the preparation of the Quantum Valuation Report.

        Historical Market Prices.    Quantum measured the volume-weighted average price of the Class B Shares for the six-month period prior to the Announcement Date. Quantum determined, in its professional opinion, that the historical market prices were not representative of the true value of TEO due to the levels of daily trading for the Class B Shares and the political, macro-economic and business events that occurred in Argentina during the relevant time period that could have caused fluctuations in trading. As a result, historical market prices were assigned a weight of zero in Quantum's calculation of the value of the Class B Shares.

For the six-months prior to the Announcement Date	Ps. per Share
Average	45.95
Maximum	56.95
Minimum	38.50

        Book Value (Equity Value of Shares).    The equity value of shares valuation is calculated by dividing the net worth, as provided in TEO's financial statements as of December 31, 2015, by the number of total issued capital stock of TEO. Quantum determined that the value of obtained with a book value methodology is not an appropriate method of estimating the true enterprise value of TEO because it does not consider the company's capacity to generate future cash. As a result, the book value analysis was assigned a weight of zero in Quantum's calculation of the value of the Class B Shares.

Equity Value
Net worth as of December 31, 2015 (millions of Ps.)	17,610
Number of shares (thousands)	984,381
Price per share (Ps.)	17.89

        Discounted Cash Flow Analysis.    Based on a DCF analysis, Quantum estimated a present value per Class B Share of Ps. 48.20 as of March 17, 2016. Quantum determined, based on its professional judgment and experience, that the discounted cash flow methodology was the most appropriate means of assessing the economic value range of the Class B Shares because the methodology reflects various elements of TEO's business and operations, in addition to risk and potential improvements that may affect the company's operations. Consequently, Quantum assigned a 70% weight to its DCF analysis.

        The main factors, assumptions and projections that Quantum used in its DCF analysis are set forth below and were derived by Quantum based on various sources used by Quantum for the preparation of the Quantum Advisors Report. FTL has not provided, or been involved with the preparation of, any such information.

        Macroeconomic Assumptions:    Quantum derived its macroeconomic estimates based on the LatinFocus Consensus Forecast as follows:

  •
  Argentina's GDP was projected to retract by 0.3% in 2016 from a 1.3% growth rate in 2015, and to grow at a rate of 3.0%, 3.1%, 3.1% and 3.2% in 2017, 2018, 2019 and 2020, respectively. Inflation in Argentina was projected to increase from 26.9% in 2015 to 31.8% in 2016. Starting in 2017, inflation was projected to decrease each year and reach 5.0% in 2021 and 2022. The average exchange rate in Argentina was projected to increase from Ps. 9.3 in 2015 to Ps. 14.8 in 2016 and to continue to increase to Ps. 24.8 in 2020 in each case per U.S.$ 1.00. The reference exchange rate was projected to increase from Ps. 13 to Ps. 16.5 in 2016 and to continue to increase to Ps. 25.4 in 2020.

  •
  Paraguay's GDP growth rate was projected to increase from 3.2% in 2015 to 3.6% in 2016, and remain steady between 3.8% and 4.0% thereafter through 2020. Inflation in Paraguay was projected to increase from 3.1% in 2015 to 4.4% in 2015 and, after reaching 4.7% in 2017, decrease to 4.1% in 2022. The average exchange rate in Paraguay was projected to increase from 5.229 Guarani ("Gs.") in 2015 to Gs. 6.011 in 2016 and Gs. 6.156 in 2017, prior to decreasing to Gs. 6.149 in 2022. Lastly, the reference exchange rate in Paraguay was projected to increase from Gs. 5.827 in 2015 to Gs. 6.194 in 2016, and decrease prior to reaching to Gs. 6.272 in 2022.

  Revenues:

  1.    Revenues in Argentina

        Revenues in Argentina were divided into (i) revenues for fixed services, which were further sub-divided into voice services; Arnet, a segment of TEO that provides dial-up and ADSL internet access; and (z) data services; (ii) revenues from mobile services provided by Telecom Personal S.A. ("Telecom Personal"), a subsidiary of TEO, which were further sub-divided into prepaid; "Cuentas Claras" plans; postpaid; and other; and (iii) revenues from equipment sales.

        Under revenues for fixed services, Quantum made the following assumptions:

  •
  With respect to voice services, Quantum assumed 2016 nominal growth of average revenue billed per user to be above inflation based on an increase in basic monthly charges and a 10%

    decrease in the number of lines during the 2016 - 2019 period as a result of the rise in basic rates.

  •
  With respect to Arnet, Quantum projected an increase in internet connections in 2016 in line with the growth rate in 2015, followed by a gradual increase in growth to reach a 4% annual growth rate based on an expected increase in current levels (50%) of internet connection penetration. In addition, average revenue per user ("ARPU") was projected to increase in real terms based on a trend of increased data consumption per user.

  •
  With respect to data services, the number of data clients were projected to increase in line with GDP growth and nominal growth was projected to be in line with the exchange rate, as TEO has informed Quantum that most clients hold U.S. dollar -denominated agreements.

        With respect to mobile services, Quantum determined, due to high domestic penetration of mobile devices in the Argentine market, that revenue growth would be more likely to increase based on population growth (approximately 1% per annum), rather than market share. Quantum maintained a breakdown of mobile services revenues among prepaid, postpaid and "Cuentas Claras" plans approximately in line with the 68% / 11% /21% breakdown historically observed, with a slight increase in the postpaid segment (from 32% to 34% over the three years from 2016 to 2019). Under "Cuentas Claras" plans, a subscriber pays a set monthly bill and, once the contract credits per month have been used, the subscriber can obtain additional credit by recharging the phone card through the prepaid system.

  •
  With respect to prepaid revenues, ARPU was projected to grow below inflation, in line with recent historical growth, because of the segment's high sensitivity to price increases. As of 2018, growth was projected to be in line with inflation and to GDP growth.

  •
  With respect to "Cuentas Claras" plans, Quantum projected ARPU to grow below inflation, in line with recent historical growth. As of 2017, Quantum projected ARPU to grow in line with inflation and GDP, and assumed that the benefits derived from 4G technology will be partially offset by a decrease in SMS and voice consumption.

  •
  With respect to postpaid revenues, Quantum projected ARPU to increase in 2016 but below inflation due to projected challenges in the macroeconomic environment. As of 2017, Quantum assumed that ARPU would follow the growth of inflation and GDP.

  •
  With respect to other revenues, sales of internet plaques were projected to continue to decrease and revenues from non-consumption sales were projected to remain stable in relation total revenues.

        Revenues from sales of equipment in Argentina were projected to increase in 2016 in line with inflation, with an increase in volume of sales. For 2017 onwards, revenue margins were projected to decrease to 22%, with an increase in volume of sales line with inflation and economic growth. In addition, Quantum projected a reduction of existing subsidies and an increase in sales in line with GDP growth and inflation.

  2.    Revenues in Paraguay

        With respect to revenues from sales of equipment in Paraguay, Quantum projected a gradual decrease in subsidies and an increase in sales in line with inflation and GDP.

        According to Quantum, TEO informed them that the mobile market in Paraguay is a highly developed market with a strong market leader. Accordingly, Quantum considered it unlikely that TEO would be able to increase its market penetration. However, the number of clients was projected to increase in line with population growth. The distribution of revenues between prepaid, postpaid and

"Cuentas Claras" was projected to remain steady at 84% /15% / 1%, with a slight increase in the "Cuentas Claras" plans.

  •
  With respect to prepaid revenues, ARPU was projected to grow 1.3% in 2016, in line with recent historical growth, but below projected inflation (4.4%) and GDP, growth (3.6%). Quantum projected the same trend for 2017 and 2018, with an increase of ARPU in line with inflation for 2019.

  •
  ARPU for "Cuentas Claras" plans was projected to grow below the inflation rate during 2016, 2017 and 2018 and in line with the inflation rate in 2019.

  •
  With respect to postpaid revenues, ARPU was projected grow in 2016, although below the expected inflation rate and GDP growth, reversing general declining trend observed over recent years.

  •
  For other revenues, sales of internet plaques were projected to continue declining, and sales resulting from non-consumer services were projected expected to remain stable in relation to total sales in Paraguay.

  Expenditures

        Expenditures were divided into cost of goods sold ("COGS"), commercial costs, industrial costs, SG&A and personnel costs. COGS was projected to increase in proportion to sales as a result of a reduction in TEO's margins on the sale of equipment. This increase in costs was projected to be partially offset by an increase in the efficiency of the network, which was expected to result in a decrease in interconnection costs due to a decrease in the number of fixed lines. An improvement in commercial costs was projected due to decreased client turnover and an increase efficiency in managing clients costs. Industrial costs were projected to increase in relation to sales due to increases in the cost of the network, leases and energy, among others, due to expectations regarding plans to modernize and expand TEO's networks. SG&A costs (including uncollectable accounts) were projected to grow in the short term in relation to sales due to an increase in uncollectability within sales of equipment. For the longer term, these costs were projected to follow inflation. Based on information received from TEO, Quantum projected that the ratio of personnel costs and sales could decrease to 2014 levels by 2018, after an initial gradual improvement. Salaries were projected to follow inflation. Quantum believed that TEO's margins would increase in the midterm due to improvements in real ARPU, an increase in the number of clients in segments with high ratability and reduction of certain costs, as well as more favorable macroeconomic conditions. The Quantum Valuation Report assumes that macroeconomic conditions will remain challenging in 2016, but once the inflation rate decreases, the long term EBITDA margin will exceed 28% of sales, 150 basis points above current levels.

  Other Variations

        With respect to capital expenditures, in 2016 TEO is expected to acquire spectrum in Paraguay for a total amount of Ps. 287 million. In addition, the ratio between CAPEX compared to sales (without taking into account the acquisition of licenses) was projected to grow in 2016, based on an expectation that TEO will continue adapting its network to LTE technology. The average of CAPEX compared to sales was projected to be approximately 18% during the period 2017 to 2020, but, once the network is updated with 4G technology, it would decrease to approximately 16%. Quantum assumed an income tax of 35% throughout its projections. Quantum projected a negative variation of the working capital of TEO due to a freezing of resources related with the financing of sales of equipment during 2016, but a normalization of this trend in the following years. Lastly, the Quantum Valuation Report expressly states that (i) they have not incorporated to the valuation report new forms of sales such as video on demand or the development of new technologies, nor the evolution that other competitors or important market players might experience.

  Liabilities

        The Quantum Valuation Report states that TEO has had during the last years, low levels of financial debt. Thus, Quantum projects that the ratio between debt and EBITDA should remain stable at 0.5x and that other liabilities should follow the same trend as average total costs which result from adding inflation and GDP.

  Assets

        The Quantum Valuation Report includes the following assets and related projections: (i) fixed assets were projected to continue increasing as a result of the expansion of the network and as a result of its renovation; (ii) accounts receivable were projected to grow in line with average sales, maintaining in the following years an average rotation similar to 2013-2015 levels; (iii) inventory was projected to have a nominal decrease in 2016 as a result of an offset for inventories accumulated during 2015, and, after 2017 to grow in line with nominal sales; (iv) intangible assets, which experienced steady growth during 2014 and 2015 as a result of the acquisition of 3G and 4G licenses, were projected to attain more gradual growth as of and after 2016 as a result of certain commercial costs and acquisition of low impact licenses; and (v) other assets were projected to grow in line with average sales, and to maintain during the next years an average rotation similar to 2013 to 2015 levels.

        The discount rate for the discounted cash flows and the terminal value of TEO were both calculated using a methodology known as the "capital average pricing model," as summarized below.

        To determine the cost of capital or equity, Quantum used the Capital Asset Pricing Model. According to this model, the discount rate applicable to equity results from adding the (i) risk free rate, (ii) the business related risk and (iii) the country/region risk. For purposes of determining the applicable discount rate, Quantum use (i) a risk-free rate for TEO of 1.84%, the average return for US Treasury bonds, (ii) a business related risk of 4.50% based on an equity premium for TEO estimated at 4.60% and a relative risk of volatility of TEO's shares (the "beta") estimated at 0.98, and (iii) a country risk for Argentina, which is measured by calculating the return difference between long-term bonds issued by this country and those issued by the United States, of 6.05%. Thus, the Quantum Valuation Report estimated the equity cost for TEO at 10.38%.

        Based on the above, Quantum calculated the "Discount Rate for Debt" for TEO at 5.12%, as Quantum determined that TEO does not have significant financial debt and has regularly had high credit ratings.

        Additionally, the Quantum Valuation Report also calculated the WACC, which assumes that there is an optimal capital structure that minimizes the business opportunity cost. Quantum estimated that the WACC for TEO amounted to 10.80%.

        After reaching the aforementioned values using the Discounted Cash Flow method, Quantum conducted a sensitivity analysis in order to reach an appropriate value range for the Class B Shares. Based on this sensitivity analysis, Quantum estimated a range of between Ps. 40.00 and Ps. 57.70 per Class B Share under the discounted cash flow method.

  Summary of Valuation

Valuation Method	Weighting	Minimum Value Range (Ps./share)	Maximum Value Range (Ps./share)
(ARS/share)
Discounted Cash Flows	70.0%	40.00	57.70
Comparable Companies Analysis	30.0%	48.60	54.20
Weighted price per share		42.50	56.70

Interests of Certain Persons in the Offers; Security Ownership; Transactions and Arrangements Concerning the Class B Shares and ADSs

  Ownership of Class B Shares of TEO and Intent to Tender

        Because FTL directly owns 68% of the shares of Sofora, which owns 100% of the voting stock of Nortel, FTL may be deemed to beneficially own 36,832,408 Class B Shares, or 7.89% of the total outstanding number of Class B Shares (excluding treasury shares), currently held by Nortel. In addition, FTL directly owns 3,617,211 ADSs and 4 Class B Shares, or 3.87% of the total outstanding number of Class B Shares (excluding treasury shares). Consequently, FTL may be deemed to beneficially own, directly and indirectly, a total of 54,918,467 Class B Shares, or 11.76% of the total number of Class B Shares (excluding treasury shares). FTL is a wholly-owned subsidiary of FAI. As a result, FAI may be deemed to indirectly beneficially own all of the Class B Shares and ADSs directly or indirectly held by FTL.

        FTL and FAI are directly controlled subsidiaries of David Martínez, who as a result may be deemed to be a beneficial owner of the Class B Shares and ADSs owned by us. David Martínez is the sole shareholder of FAI, which owns 100% of the shares of FTL. As a result, David Martínez may also be deemed to be a beneficial owner of the Class B Shares and ADSs directly and indirectly owned by FTL.

  Transactions in Class B Shares of TEO by Certain Persons

        On February 23, 2016, FTL purchased from an affiliate an aggregate of 2,367,926 ADSs at a price of U.S.$14.98 per ADS. Except in that acquisition and as set forth in Schedule 2, the Bidder has not directly purchased any Class B Shares or ADSs since                    , 2016. To the best of our knowledge, there have been no transactions involving Class B Shares or ADSs effected by TEO or by any pension, profit-sharing or similar plan of TEO or the Bidder since                    , 2016.

Past Contacts, Transactions, Negotiations and Agreements with TEO

        In October 2013, David Martínez initiated negotiations between FAI and the TI Entities and TAR regarding the acquisition of the TI Entities' indirect stake in TEO. On October 8, 2013, FAI made a firm offer to the TI Entities and TAR to acquire the TI Entities' entire controlling interest in TEO, held by the TI Entities through Sofora, Nortel and TAR. The TI Entities and TAR did not accept the offer due to the purchase price offered, but agreed to continue negotiating the terms of a potential sale to FAI or its affiliates. In October 2013, FTL was created in order to enter into the Transaction.

        On November 13, 2013, each of TI, TII and TAR accepted from the Bidder an offer to acquire the TI Entities' entire controlling interest in TEO, held by the TI Entities through Sofora, Nortel and TAR, pursuant to a Purchase Agreement, as amended on October 24, 2014 (the "Purchase Agreement"). The closing of the Transaction was subject to prior approval by the Argentine telecommunications regulatory authority (at the time, the National Secretary of Communications, subsequently, the Federal Information Technology and Communications Authority ("AFTIC"), and currently, the National Communications Entity (Ente Nacional de Comunicaciones) ("Enacom").

        Under the Purchase Agreement, U.S.$ 867.9 million (the "Purchase Price") was paid as aggregate consideration for the sale of (i) the Sofora Shares held by the TI Entities, divided between the Minority Sofora Shares held by the TI Entities (U.S.$ 208.6 million) and the Majority Sofora Shares held by the TI Entities (U.S.$ 550.6 million); (ii) 15,533,834 Class B Shares held by TAR, representing 1.6% of the outstanding shares (U.S.$ 61.2 million), which closed on December 10, 2013; and (iii) the Nortel ADSs held by TAR, equal to 8.0% of the outstanding Preferred B shares of Nortel (U.S.$ 47.5 million), which closed on December 10, 2013.

        In addition to the Purchase Price, certain other payments have and may be made to the TI Entities in connection with the Transaction, including under (i) an agreement for the TI Entities to continue to provide the TEO companies technical support and other services for up to three years after consummation of the Transaction; (ii) a waiver by the TI Entities of certain rights under, as well as amendments to, the Shareholders Agreement; and (iii) the commitment of an affiliate of FTL to pay amounts already reserved for the payment of dividends by TEO in 2013 ("Reserved Dividends") if such dividends were not paid by TEO outside of Argentina prior to closing. As of the date of consummation of the Transaction, TEO had declared and paid Reserved Dividends in the amount of U.S.$ 20.5 million; consequently, no consideration or payments in respect of the Reserved Dividends were owed or paid.

        The TI Entities received certain guarantees of performance under the agreements, including the pledge of American Depositary Shares representing Preferred B shares of Nortel, in a number equivalent to an initial average market value of U.S.$ 100.0 million pursuant to the Pledge and Security Agreement. On June 9, 2014, the Pledge and Security Agreement (the "Amended Pledge and Security Agreement") was amended to permit the release of the pledge of American Depositary Shares representing Preferred B shares of Nortel, which were replaced with American Depositary Shares representing the Class B Shares, in a number equivalent to an initial average market value of U.S.$ 109.0 million.

        On October 29, 2014, the parties to the Amended Pledge and Security Agreement terminated that agreement and simultaneously entered into a pledge agreement (the "Note Pledge Agreement"), pursuant to which FTL granted to the TI Entities a security interest in the Note (as defined below) with a principal amount of U.S.$ 600.6 million (together with any additional collateral, the "Collateral"). The Purchase Agreement was also amended on October 29, 2014.

        The sale of the Minority Sofora Shares closed on October 29, 2014. On that date, FTL purchased a promissory note (the "Note") issued by TII and guaranteed by TI for a purchase price of U.S.$ 600.6 million. The Note matured six years from the date of closing of the sale of the Minority Sofora Shares, and was mandatorily prepayable by TII upon certain events, including the occurrence of the Closing (as defined below). In addition, the terms of the promissory note permitted TII and TI to cancel principal amounts thereof upon the failure of FTL to comply with certain obligations, including the obligation to pay the purchase price for the Majority Sofora Shares upon the Closing (as defined below). The sale to FTL of the Majority Sofora Shares (the "Closing") occurred on March 8, 2016 (the "Closing Date"). On the Closing Date, the Note was cancelled, the TI Entities released their security interest in the Note under the Note Pledge Agreement in the amount of approximately U.S.$ 570 million and a replacement note was issued in the amount of U.S.$ 30 million. An additional U.S.$ 30 million, plus interest at a rate of 4.325% per annum accruing from and including June 8, 2016 to and including the date of payment, on or before July 20, 2016..

        On October 15, 2015, AFTIC, the Argentine telecommunications regulatory authority at the time, affirmatively rejected FTL's request for approval of the Transaction. FTL, the TI Entities and the Werthein Group, TEO and Telecom Personal, a subsidiary of TEO, each filed with AFTIC a motion for reconsideration of the authorization.

        On February 17, 2016, Enacom, the successor telecommunications regulatory authority in Argentina, notified TEO that its motion for reconsideration had been partially upheld and that the Enacom would continue with the examination of the transaction.

        On March 7, 2016, Enacom authorized the purchase of the Majority Sofora Shares. As a result of the authorization, the sale of the Majority Sofora Shares closed on March 8, 2016 and the TI Entities ceased to be the indirect controlling shareholder of TEO.

        As a result of the Transaction, the Bidder may be deemed to beneficially own, directly and through Sofora and Nortel, 54,918,467 Class B Shares or 11.76% of the outstanding Class B Shares and 100% of the Class A Shares.

        In connection with the Transaction, the Bidder assumed the rights and obligations of the TI Entities under the Shareholders Agreement. The Shareholders Agreement contains provisions relating to, among other things, rights of first refusal and governance, including the right of the Werthein Group and FTL to appoint members to the boards of directors and boards of executive officers of Sofora, Nortel and TEO.

THE TENDER OFFER

1.    Terms of the U.S. Offer and Expiration Date.

  General

        Upon the terms and subject to the Conditions set forth in the U.S. Offer to Purchase (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), the Bidder will accept for payment and pay for all Class B Shares and ADSs that are validly tendered on or prior to the Expiration Time on the Expiration Date, and not withdrawn as provided in Section 4.

        Subject to the exceptions described herein, unless the U.S. Offer is extended, to tender Class B Shares and/or ADSs in the U.S. Offer, a holder must tender prior to the Expiration Time on the Expiration Date.

        ADS holders may tender their ADSs through Computershare Inc., as U.S. Receiving Agent, in accordance with the instructions set forth below under Section 3—"Procedures for Participating in the U.S. Offer" and in the accompanying Letter of Transmittal. The U.S. Receiving Agent will surrender those ADSs to JPMorgan Chase Bank, the ADS depositary and tender the Class B Shares the rights to which underlie the ADSs in the auction, as described in Section 2—"Acceptance for Payment and Payment for Class B Shares and ADSs." As an alternative to participating in the U.S. Offer through the U.S. Receiving Agent, an ADS holder may also surrender its ADSs to JPMorgan Chase Bank, as ADS depositary, withdraw the Class B Shares the rights to which underlie the ADSs from the ADS program and participate directly in the U.S. Offer as a holder of Class B Shares, in which case holders need to allow sufficient time to complete all required steps described in this U.S. Offer to Purchase and the Letter of Transmittal before the Share Expiration Time on the Expiration Date. See "—Section 3. Procedures for Participating in the U.S. Offer."

        Unless the U.S. Offer is extended, ADS holders who have tendered their ADS through Computershare Inc., as U.S. Receiving Agent, will be entitled to withdraw from the U.S. Offer up until the Expiration Time on the Expiration Date.

        We will pay the purchase price for all Class B Shares and/or ADSs properly and timely tendered, not properly withdrawn. As promptly as practicable after receipt of that payment, Computershare Inc., as U.S. Receiving Agent, will distribute the U.S. dollars to the U.S. holders of Class B Shares and to the holders of ADSs representing rights to Class B Shares accepted for purchase in the U.S. Offer. See "—Section 2. Acceptance for Payment and Payment for Class B Shares and ADSs."

  Extension and Amendment

        Under U.S. law, if the Bidder makes a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer or if they waive a material Condition of the U.S. Offer, the Bidder will disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of 5 (five) business days from the date the material change is first published, sent or given to holders of Class B Shares and/or ADSs, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 (ten) business-day period is generally required to allow for adequate dissemination to shareholders and investor response.

        In addition, under Rule 14d-11 of the Exchange Act, the Bidder may elect to provide for a subsequent offering period, immediately following the Expiration Time on the Expiration Date, of not fewer than 3 business days nor more than 20 business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Time on the Expiration Date, during which holders of Class B Shares and/or ADSs that were not previously tendered in the U.S. Offer may tender such Class B Shares and/or ADSs on the same terms that applied to the U.S. Offer. A subsequent offering period is not the same as an extension of the U.S. Offer, which will have been previously completed if a subsequent offering period is provided. The Bidder will accept for payment, and pay for, any Class B Shares and/or ADSs that are validly tendered during a subsequent offering period, if provided, as promptly as practicable after any such Class B Shares and/or ADSs are validly tendered during such subsequent offering period, for the same price paid to holders of Class B Shares and/or ADSs that were validly tendered in the U.S. Offer and not timely withdrawn.

        Under Argentine law, the 20 (twenty) to 30 (thirty) Argentine business days initial term of the Argentine Offer must be extended for an additional period of 5 (five) to 10 (ten) Argentine business days, to give those holders that have not accepted the offer during the original term an opportunity to do so during such additional term. The Bidder may also request that the CNV authorize the amendment of the terms of the Argentine Offer at any time prior to the last 7 (seven) days of the initial offering period, as long as the amendment reflects an improvement of the original offer (e.g. by means of an increase in the consideration offered), which request will automatically extend the offer period for 7 (seven) additional days. In addition, if the CNV deems it necessary, it may require that the offer period be further extended due to the amendment.

  Mailing

        This U.S. Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by us to the record holders of ADSs and the U.S. resident record holders of Class B Shares whose names appear on the shareholder lists maintained by TEO, the list of record holders of ADSs maintained by JPMorgan Chase Bank, as ADS depositary, and the security position listing of The Depository Trust Company ("DTC"), as the book-entry transfer facility for ADSs of TEO, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of Class B Shares, to brokers or other securities intermediaries and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC. We will reimburse brokers and other securities intermediaries for customary handling and mailing expenses incurred by them in forwarding the U.S. Offer materials to their customers. We will also mail this U.S. Offer to Purchase, the related Letter of Transmittal and other relevant materials to any registered or beneficial holder of Class B Shares and/or ADSs that requests a copy of the U.S. Offer materials.

  Definitions

        For purposes of this U.S. Offer to Purchase and the related documents:

  •
  "Argentine business day" means any day on which the Argentine Stock Exchange is open for trading; and

  •
  "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.    Acceptance for Payment and Payment for Class B Shares and ADSs.

        For purposes of the U.S. Offer, the Bidder will be deemed to have accepted for payment (and thereby purchased) Class B Shares and/or ADSs validly tendered and not properly withdrawn prior to the Expiration Time on the Expiration Date, when the Bidder gives written notice to the U.S. Receiving Agent of acceptance for payment of such Class B Shares and ADSs (the "Acceptance Date").

        In order for the U.S. Offer and the Argentine Offer to expire on the same date, the additional period of the Argentine Offer will expire on                    , 2016, and, except as required by applicable laws and regulations, the Bidder does not intend to extend the Expiration Date of the U.S. Offer to a date later than the expiration date of the additional period of the Argentine Offer. The Bidder does not intend to provide any subsequent offering periods under the U.S. Offer.

  Class B Shares

        The Offer Price for the Class B Shares accepted for payment pursuant to the U.S. Offer will be settled and paid in U.S. dollars. Holders of Class B Shares who wish to convert the U.S. dollars received in connection with the U.S. Offer into another currency will bear all exchange rate risk associated with this conversion and will bear additional exchange rate risks should the U.S. Offer be extended.

        Once the Bidder has accepted the tendered Class B Shares for payment, payment for Class B Shares accepted by the Bidder pursuant to the U.S. Offer will be made 5 (five) business days after the Acceptance Date (the "Payment Date") by deposit of the Offer Price therefor in U.S. dollars with the U.S. Receiving Agent and subsequent payment to holders tendering Class B Shares in the U.S. Offer through the U.S. Receiving Agent by a check to be mailed to the address indicated by the tendering holders in the Form of Acceptance. Payment of the Offer Price shall be made by the U.S. Receiving Agent only to the person identified on the Tender Certificate (as defined below) as the seller of the tendered Class B Shares, and any of said persons shall be treated both by the Bidder and by the U.S. Receiving Agent as the sole owner and seller of the tendered Class B Shares.

        The U.S. Receiving Agent will act as agent for U.S. tendering holders of Class B Shares for the purpose of receiving payments from the Bidder and transmitting payments to such tendering holders of Class B Shares whose Class B Shares have been accepted for payment.

  ADSs

        The Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be settled and paid in U.S. dollars. Holders of ADSs who wish to convert the U.S. dollars received in connection with the U.S. Offer into another currency will bear all exchange rate risk associated with that conversion.

        Payment for ADSs accepted pursuant to the U.S. Offer will be made by deposit of the Offer Price therefor in U.S. dollars with the U.S. Receiving Agent. The U.S. Receiving Agent will act as agent for tendering holders of ADSs for the purpose of receiving payments from the Bidder and transmitting payments to such tendering holders of ADSs whose ADSs have been accepted for payment.

  General Provisions

        If any tendered Class B Shares and/or ADSs are not purchased for any reason, the documents of title relating to the Class B Shares or American Depositary Receipts (the "ADRs") evidencing ADSs and other documents of title, if any, will be returned, without expense to, but at the risk of, the tendering holder (or, in the case of ADSs delivered by book-entry transfer, by transfer of such ADSs to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable.

        The Bidder seeks to acquire the Securities together with all economic and voting rights, including rights to Distributions declared on or after the Commencement Date (including the Paid Distributions). Accordingly, the Offer Price payable by the Bidder per Security will be reduced by the per Security amount of the Paid Distributions. Additionally, if on or after the date hereof TEO should declare or pay any additional Distributions on the Securities that are payable or distributable to stockholders of record on a date prior to the transfer to the name of the Bidder on TEO's stock transfer records of Class B Shares (in the case of Class B Shares) and on the transfer records of the Depositary of ADSs (in the case of ADSs), in each case that are purchased pursuant to the U.S. Offer, then (i) the Offer Price payable by the Bidder per Security in the U.S. Offer will be further reduced to the extent such Distributions are payable in cash and (ii) any non-cash Distributions received and held by a tendering holder shall be required to be promptly remitted and transferred to the U.S. Receiving Agent for the account of the Bidder accompanied by appropriate documents of transfer. Pending such remittance, the Bidder will be entitled to all rights and privileges, as owner of any such non-cash Distributions and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Bidder in its sole discretion. "Distributions" mean any distributions declared or paid by TEO in respect of any tendered Securities on or after the Commencement Date including, but not limited to, any payment of dividends in cash or in kind (in Class B Shares or securities of any type), distributions of reserves, reimbursements of capital, full or partial redemptions, distributions for capital reductions, or rights to purchase any securities.

        Under no circumstances will interest be paid on the Offer Price for the tendered Class B Shares and/or ADSs whether or not the Expiration Date is extended. After the Acceptance Date, the Bidder's obligation to make payments to tendering holders of Class B Shares and/or ADSs shall continue until funds deposited with the U.S. Receiving Agent are paid to tendering holders of Class B Shares and/or ADSs. Upon the deposit of funds with the U.S. Receiving Agent for the purpose of making payments to tendering holders of Class B Shares and/or ADSs, the Bidder's obligation to make the payment shall be satisfied, and tendering holders of Class B Shares and/or ADSs must thereafter look solely to the U.S. Receiving Agent with respect to the Class B Shares and/or ADSs for payment of amounts owed to them by reason of the acceptance for payment of Class B Shares and/or ADSs pursuant to the U.S. Offer.

        To the extent permitted by applicable Argentine and U.S. securities laws, we reserve the right to transfer or assign, in whole or in part at any time, to one or more of our subsidiaries or affiliates, the right to purchase Securities in the Offers, but any such transfer of assignment will not relieve us of our obligations under the Offers and will not prejudice the rights of tendering holders to receive payment for Securities validly tendered and accepted upon the terms and subject to the conditions set forth in the Offers.

3.    Procedures for Participating in the U.S. Offer.

        Only holders of Class B Shares who are U.S. Persons are eligible to participate in the U.S. Offer. All other holders of Class B Shares, and holders of Class B Shares who are U.S. Persons but wish to participate in the Argentine Offer, must tender their Class B Shares in the Argentine Offer. Before they decide to tender their Class B Shares in the Argentine Offer, U.S. holders of Class B Shares who wish to participate in the Argentine Offer should carefully consider that they will not be granted the protection of the Exchange Act, as a result of which they will not have withdrawal rights, among other factors. For assistance in connection with the Argentine Offer, please contact BBVA Banco Francés S.A., the receiving agent under the Argentine Offer. Non-Argentine holders of Class B Shares will not be permitted to tender into the Argentine Offer through the MERVAL Procedure.

        As used herein, a "U.S. Person" means (1) any individual resident in the United States; (2) any partnership or corporation organized or incorporated in the United States; (3) any estate of which any executor or administrator is a U.S. Person; (4) any trust of which the trustee is a U.S. Person; (5) any agency or branch of a foreign entity located in the United States; (6) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (8) any partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. Person for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned by accredited investors (as defined in Rule 501(a) under the Securities Act); excluding, in each case, persons deemed not to be "U.S. persons" pursuant to Rule 902 (k)(2) of Regulation S under the Securities Act. The tendering of Class B Shares pursuant to the U.S. Offer shall constitute a binding agreement between the tendering holder of Class B Shares and the Bidder pursuant to the terms and subject to the conditions of the U.S. Offer.

        Pursuant to the terms of the U.S. Offer and subject to the Conditions thereof, the Bidder shall acquire such Class B Shares and/or ADSs as are validly tendered prior to the Expiration Time on the Expiration Date pursuant to the requirements listed below and provided that tendered Class B Shares and/or ADSs are not withdrawn as set forth in "—Section 4. Withdrawal Rights."

        The U.S. Offer to Purchase, the Form of Acceptance and other relevant materials may be obtained at the offices of the U.S. Receiving Agent, at the addresses indicated on the back cover of this Offer during normal business hours through the Expiration Time on the Expiration Date. However, failure to receive any documentation related to this U.S. Offer by any holder of Class B Shares shall not invalidate this U.S. Offer or any aspect hereof.

  Holders of Class B Shares

        A U.S. holder of Class B Shares who decides to tender all or part of its Class B Shares in the U.S. Offer, shall follow the procedures described below:

          (i)  Holders whose Class B Shares are registered under their name in the share registry of TEO kept by Caja de Valores.

        A holder whose Class B Shares are registered under its name in the share registry of TEO kept by Caja de Valores and who intends to tender its Class B Shares in the U.S. Offer must first transfer the Class B Shares to the collective deposit system of Caja de Valores and follow the procedure described below.

        A holder of Class B Shares that does not have a cuenta comitente in the collective deposit system of Caja de Valores through a financial intermediary ("Custodian"), may open a cuenta comitente in its name through any Custodian. The Custodian will open a cuenta comitente at Caja de Valores in which it will deposit the stock certificate issued by Caja de Valores ("Certificate") and a cash account, in the name of the holder of Class B Shares. For purposes of this U.S. Offer to Purchase, a "cuenta comitente" shall mean an account opened by a Custodian at Caja de Valores in the name of a holder of Class B Shares.

        The Class B Shares may not be tendered by a U.S. holder until they are credited in the holder's account (cuenta comitente) at Caja de Valores. A holder wishing to open a cuenta comitente should therefore contact a Custodian with sufficient time to allow the Custodian to open the cuenta comitente to permit the tendering of Class B Shares prior to the Expiration Time on the Expiration Date.

        Once the applicable requirements are met, the cuenta comitente has been opened, and the Class B Shares have been credited to such cuenta comitente, the U.S. holder may tender its Class B Shares in the U.S. Offer, following the steps set forth below:

  (a)
  the U.S. holder of Class B Shares shall request its Custodian to instruct Caja de Valores to transfer its Class B Shares to the account opened by the custodian retained by the U.S. Receiving Agent in Argentina (the "Argentine Custodian") in the name of the U.S. Receiving Agent for purposes of the U.S. Offer (Depositante No. 583, Comitente No. 1,354,127) with Caja de Valores (the "U.S. Tendered Class B Shares Account").

  (b)
  The Custodian will obtain from Caja de Valores a certificate evidencing the tendering of the Class B Shares in the U.S. Offer and the transfer and registration of the Class B Shares in favor of the Argentine Custodian in the U.S. Tendered Class B Shares Account (the "Tender Certificate").

    The Tender Certificate shall indicate (i) the date of transfer, (ii) the number of Class B Shares transferred to the U.S. Tendered Class B Shares Account and (iii) the name, identification number and/or the registration information with public registrar, as applicable. The tendering holder should provide its Custodian with this information and, in turn, the Custodian should make it available to Caja de Valores.

  (c)
  Once the corresponding transfer is completed, a U.S. holder of Class B Shares who wishes to tender its Class B Shares in the U.S. Offer shall file a completed and signed Form of Acceptance, the Tender Certificate and all other documentation that the U.S. Receiving Agent may request, with the U.S. Receiving Agent at the address indicated on the back cover of this Offer during normal business hours, no later than the Expiration Time on the Expiration Date.

         (ii)  Holders whose Class B Shares are deposited in the collective deposit system of Caja de Valores through its Custodian.

        A U.S. holder whose Class B Shares are deposited in the collective deposit system of Caja de Valores, through its Custodian, that wishes to tender its Class B Shares in the U.S. Offer shall follow the steps set forth below:

  (a)
  The U.S. holder shall request its Custodian to transfer the Class B Shares that the holder wishes to tender into the U.S. Tendered Class B Shares Account pursuant to the terms of this U.S. Offer to Purchase.

  (b)
  Custodians shall obtain a Tender Certificate evidencing the tendering of the Class B Shares in the U.S. Offer, and the transfer and registration of the Class B Shares in favor of the Argentine Custodian in the U.S. Tendered Class B Shares Account. The Tender Certificate shall indicate (i) the date of transfer, (ii) the number of Class B Shares transferred to the U.S. Tendered Class B Shares Account and (iii) the name, identification number and/or the public registrar's information, as applicable.

  (c)
  Once the corresponding transfer is completed, a U.S. holder of Class B Shares that wishes to tender its Class B Shares in the U.S. Offer shall file the completed and signed Form of Acceptance, the Tender Certificate and all other documentation that the U.S. Receiving Agent may request, with the U.S. Receiving Agent at the address indicated on the back cover of this U.S. Offer, no later than the Expiration Time on the Expiration Date.

        (iii)  General Provisions

        Class B Shares held directly may not be tendered by a U.S. person in the U.S. Offer until they are transferred into the collective deposit system and credited in the holder's account (cuenta comitente) at

Caja de Valores. Each holder wishing to open a cuenta comitente should therefore contact a Custodian with sufficient time to allow the Custodian to open the cuenta comitente to permit the tendering of Class B Shares prior to the Expiration time on the Expiration Date. Each holder of Class B Shares should consult with its Custodian as to whether there may be any delay in the issuance of the Tender Certificate by Caja de Valores. The transfer of Class B Shares to the U.S. Tendered Class B Shares Account (and the obtaining of the Tender Certificate) may take time. Neither the Bidder nor the U.S. Receiving Agent may provide holders of Class B Shares with a specific timeframe for performing these steps, and therefore each holder should start this procedure as soon as possible.

        Only the person or persons whose name or names appear on the Tender Certificate may sign the corresponding Form of Acceptance. If the tendered Class B Shares are deposited in joint accounts, all holders in whose name the Class B Shares are registered must sign a Form of Acceptance even if the Tender Certificate has been issued in the name of a single person. However, if each joint account holder is authorized to dispose the Class B Shares without the consent of the other holder/s, any of the joint account holders may sign the Form of Acceptance. Unless evidence is provided to the contrary, joint account holders will be deemed to require the consent of the other holder/s to dispose the Class B Shares deposited in the joint account.

        U.S. holders of Class B Shares may choose to file the Form of Acceptance personally, by authorized agent, or through their Custodians.

        The method for delivering the Tender Certificate, the Form of Acceptance and all the other documents required is at the sole option and risk of the tendering holders of Class B Shares. The Class B Shares shall be deemed tendered only when the Class B Shares have been deposited in the U.S. Tendered Class B Shares Account and the Form of Acceptance, the Tender Certificate and other required documents have been received, and not rejected, by the U.S. Receiving Agent.

        Subject to the right of any tendering U.S. holder to withdraw any tendered Class B Shares, the U.S. Receiving Agent will keep the Class B Shares deposited in the U.S. Tendered Class B Shares Account until such time as the U.S. Offer is settled and the Bidder pays the Offer Price or the U.S. Offer is terminated.

        When a U.S. Person that holds Class B Shares and wishes to participate in the U.S. Offer has correctly completed the procedure described in this section, it shall be deemed to have tendered its Class B Shares in the U.S. Offer and to have accepted all the terms and conditions thereof. The Class B Shares shall not be deemed to have been tendered in the U.S. Offer until such time as the U.S. Receiving Agent has received the documents described above. Once the documents are received by the U.S. Receiving Agent, the tendering holder of Class B Shares may only withdraw the tendered Class B Shares by following the procedure detailed in Section 4 (four) below.

        (iv)  Holders of Class B Shares and the MERVAL Procedure.

        U.S. Persons that hold Class B Shares will not be entitled to tender their Class B Shares in the U.S. Offer through the market system and pursuant to such applicable regulations as provided by the MERVAL (the "MERVAL Procedure"). Non-Argentine holders of Class B Shares will not be permitted to tender into the Argentine Offer through the MERVAL Procedure.

  Form of Acceptance

        The provisions hereof shall be included in the Form of Acceptance and shall be deemed to form part thereof. Each holder of Class B Shares who has signed or in whose name a Form of Acceptance has been signed, irrevocably represents and warrants to the Bidder, and agrees with the Bidder, that:

  (a)
  the presentation of the Form of Acceptance constitutes (i) an acceptance of the U.S. Offer with respect to the number of Class B Shares indicated on the Form of Acceptance, (ii) a commitment to present the Tender Certificate to the U.S. Receiving Agent as set forth in this U.S. Offer to Purchase and to present any other document and to take any other steps necessary to allow the Bidder to consummate the transfer of ownership of the Class B Shares, subject to the terms and conditions established in this U.S. Offer to Purchase and in the Form of Acceptance, and (iii) with the exception of the withdrawal rights of the tendering holders of Class B Shares, an irrevocable tender of the Class B Shares in the U.S. Offer;

  (b)
  the U.S. holder of Class B Shares is the owner of the Class B Shares indicated on the Form of Acceptance and the holder has full authority and rights to deliver, sell, and transfer such Class B Shares and rights inherent thereto to the Bidder;

  (c)
  the tendered Class B Shares are tendered free and clear from all liens, titles, charges, privileges and/or encumbrances, and together with all the rights which they grant or may grant in the future;

  (d)
  the presentation of the Form of Acceptance to the U.S. Receiving Agent constitutes an instruction (which shall become irrevocable after the Acceptance Date) to deliver to the Bidder the tendered Class B Shares as of the Payment Date;

  (e)
  the presentation of the Form of Acceptance constitutes (i) an instruction (which shall be irrevocable as from the Acceptance Date) to TEO, Caja de Valores, the U.S. Receiving Agent and the Argentine Custodian, as applicable, to cause the registration and/or register the transfer of the tendered Class B Shares in favor of Purchaser and to deliver to Purchaser a certificate of ownership of the tendered Class B Shares ("Constancia de Saldo de Cuentas") and/or other documents which prove ownership of such Class B Shares, on the Payment Date; and (ii) a commitment (which shall be irrevocable as from the Acceptance Date) to present any other document and to take any other measure necessary to allow the Bidder to consummate the transfer of ownership of the Class B Shares, pursuant to the terms and conditions set forth in this U.S. Offer to Purchase and in the Form of Acceptance;

  (f)
  the U.S. holder undertakes to ratify any and all of the acts or procedures that may be performed or effected by the Bidder or any of its directors or agents or TEO or any of its agents, as the case may be, in the exercise of any of its or their respective powers and/or authorizations in virtue hereof;

  (g)
  the U.S. holder accepts that the voting and any other rights attaching to the tendered Class B Shares, may not be exercised by the holder of Class B Shares while the tendered Class B Shares are deposited in the U.S. Tendered Class B Shares Account;

  (h)
  the U.S. holder accepts that the Bidder seeks to acquire the Securities together with all economic and voting rights, including rights to Distributions declared on or after the Commencement Date. Accordingly, the holder accepts that if on or after the date hereof TEO should declare or pay any Distributions on, or issue any right with respect to, the Class B Shares that are payable or distributable to stockholders of record on TEO's stock transfer records of Class B Shares on a date prior to the transfer to the name of the Purchaser of the tendered Class B Shares, then (i) the Offer Price payable by the Bidder per Class B Share in the U.S. Offer will be reduced by the Paid Distributions and any other applicable Distributions, to the extent such Distributions are payable in cash and (ii) any non-cash Distributions received and held by a tendering holder shall be required to be promptly remitted and transferred to the U.S. Receiving Agent for the account of the Purchaser accompanied by appropriate documents of transfer. Pending such remittance, Bidder will be entitled to all rights and privileges, as owner of any such non-cash Distributions and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion;

  (i)
  the U.S. holder grants a power of attorney in favor of the U.S. Receiving Agent and the Argentine Custodian to receive such notifications, documents or other communications to be sent to the holders of the tendered Class B Shares, to execute any documents necessary to receive and keep in custody the tendered Class B Shares and to exercise all other rights attaching to the tendered Class B Shares;

  (j)
  the U.S. holder agrees not to sell, assign, transfer, pledge or encumber in any manner the tendered Class B Shares while they are deposited in the U.S. Tendered Class B Shares Account and to keep the tendered Class B Shares free and clear from any liens, charges, privileges and/or encumbrances, and not to exercise any of the rights appertaining thereto;

  (k)
  the U.S. holder agrees not to modify or close the cuenta comitente from which the tendered Class B Shares were transferred while the Class B Shares are deposited in the U.S. Tendered Class B Shares Account;

  (l)
  the U.S. holder has reviewed the U.S. Offer documents; has not received from the U.S. Receiving Agent or the U.S. Information Agent any information or representations inconsistent with or differing from the information or representations contained in the U.S. Offer documents; and the holder's decision to tender in the U.S. Offer has been based on the holder's own analysis of TEO and of the U.S. Offer, including the benefits and risks involved and the holder has not received any type of legal, business, financial, tax and/or any other type of advice from the Bidder, the U.S. Receiving Agent, the U.S. Information Agent and/or any of their parent, subsidiary, affiliated or related entities;

  (m)
  all the information contained in the Form of Acceptance is true and correct; and

  (n)
  the holder is a U.S. Person or is holding for a U.S. Person.

  Certification of Signatures

        Neither the Bidder nor the U.S. Receiving Agent shall be obligated to accept the Form of Acceptance or the Tender Certificate if the authenticity of the signatures of the persons signing them (or in case the signatory is married, of the spouse's signature) is not certified by a notary public. This certification will not be necessary if the signing takes place at the U.S. Receiving Agent's offices.

        In case of joint submissions to the U.S. Receiving Agent by holders of Class B Shares who are married, the signature and identity of each of the spouses shall be certified before a notary public for the purposes of Article 470 of the Argentine Civil and Commercial Code, except when both spouses are physically present before the U.S. Receiving Agent and are able to prove identity and provide proof of marriage. Expenses related to certifications before notary publics shall be the responsibility of the tendering holder of Class B Shares.

  Partial Tenders

        If fewer than all of the Class B Shares delivered by a holder to the Argentine Custodian are to be tendered, the holder should so indicate in the Form of Acceptance by filling in the number of Class B Shares that are to be tendered in the Box 1 of the Form of Acceptance. In such case, a new certificate of ownership (or Constancia de Saldo en Cuentas) for the untendered Class B Shares may be requested by the person(s) signing such Form of Acceptance (or delivered as the holder indicates thereon) as promptly as practicable following the Payment Date.

  Maintenance of Class B Shares to be Transferred in Custody

        The U.S. Receiving Agent will maintain the Class B Shares transferred into the U.S. Tendered Class B Shares Account in custody in favor of both the Bidder and the tendering holder of Class B Shares until the Payment Date, provided that (i) the tendering holder of Class B Shares has not withdrawn its Class B Shares; (ii) the tendering of the Class B Shares was not defective; and (iii) the U.S. Offer remains open.

        While the Class B Shares remain deposited in the U.S. Tendered Class B Shares Account, the tendering holder of Class B Shares may not exercise the voting rights of the tendered Class B Shares.

        If the tendering holder were to withdraw the tendered Class B Shares or the U.S. Offer were to be terminated by the Bidder because any of the Conditions described in "—Section 13. Certain Conditions of the U.S. Offer" have not been met, or due to any other reason, the U.S. Receiving Agent will return the tendered Class B Shares as promptly as practicable after the date on which the Bidder notifies the tendering holders that the U.S. Offer has been terminated.

        All Class B Shares delivered to the Argentine Custodian will be deemed to have been tendered unless otherwise indicated. See Instruction 1 of the Form of Acceptance.

        If you are in any doubt as to the procedure for acceptance of Class B Shares, please call the U.S. Information Agent at the telephone numbers set forth on the back cover of this U.S. Offer to Purchase.

  Defects in Tendering in the Offer.    Falsehood or Inaccuracy of Tendering Holder's Representations.

        All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Class B Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any Class B Shares of any particular holder, whether or not any similar defect or irregularity is waived in the case of other holders. No tender of Class B Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the U.S. Offer will be final and binding.

        We reserve the right to reject the tendering of any Class B Shares if, at our sole and exclusive discretion, we believe that the payment to be made by us or the transfer of such Class B Shares to us is illegal or contrary to any judgment, order, decision or opinion of the competent authority. In addition, the Bidder shall have the right to reject any tendered Class B Shares at any time until the Payment Date in the event of the lack of performance by the holder of Class B Shares of any of the covenants agreed to herein or if any representation made proves to be false or inaccurate.

        The Bidder and the U.S. Receiving Agent will rely on the information provided to them by the Custodian in connection with (i) the actual deposit in the cuenta comitente of the Class B Shares to be tendered, and (ii) the accuracy of the identity and capacity, and adequacy of the required consents, of the holder of the cuenta comitente to instruct its Custodian to effect the transfer of the Class B Shares to the U.S. Tendered Class B Shares Account. Any mistake, error or inaccuracy in connection thereto will be the sole responsibility of the tendering holder and its Custodian.

        In the event of a rejection of tendered Class B Shares by the Bidder, the Class B Shares shall be returned to the tendering holder and no payment of the Offer Price shall be made to such holder if the U.S. Offer is consummated.

  Holders of ADSs

        This U.S. Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to registered holders of ADSs and furnished to beneficial owners thereof, if requested. For a holder of ADSs to validly tender ADSs pursuant to the U.S. Offer, a properly completed and duly executed Letter of Transmittal (or a copy thereof with original signatures), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of

ADSs, and any other required documents, must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase, and ADRs evidencing such ADSs must be received by the U.S. Receiving Agent at one of such addresses or the ADSs must be received pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such transfer received by the U.S. Receiving Agent) on or prior to the Expiration Time on the Expiration Date. All valid Letters of Transmittal, ADRs and other required documents delivered to the U.S. Receiving Agent by ADS holders will be deemed (without any further action by the U.S. Receiving Agent) to constitute acceptance of the U.S. Offer by such ADS holders with respect to such ADSs subject to the terms and conditions set forth in the Letter of Transmittal. The acceptance of the U.S. Offer by a tendering ADS holder pursuant to procedures described above, subject to "—Section 4. Withdrawal Rights", will constitute a binding agreement between such tendering ADS holder and the Bidder upon the terms of the U.S. Offer. If an ADS has been tendered by an ADS holder, the Class B Shares the rights to which are represented by such ADS may not be tendered by such ADS holder. ADSs held through the Book-Entry Transfer Facility (as defined below) must be tendered by means of delivery of an Agent's Message (as defined below) and of the ADSs pursuant to the procedures for book-entry transfer to an account opened and maintained for such purpose by the U.S. Receiving Agent within The Depository Trust Company ("DTC") (the "Book-Entry Transfer Facility").

  Book-Entry Transfer

        The U.S. Receiving Agent will establish an account at the Book-Entry Transfer Facility with respect to the ADSs held in book-entry form for purposes of the U.S. Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the U.S. Receiving Agent and forming a part of a Book-Entry Transfer Facility confirmation system that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the U.S. Receiving Agent.

        The method of delivery of ADSs, the Letter of Transmittal and all other required documents is at the option and risk of the tendering ADS holder. ADSs will be deemed delivered only when actually received by the U.S. Receiving Agent. If delivery is by mail, registered mail (with return receipt requested) and proper insurance is recommended. Delivery should be effected as soon as possible but no later than the Expiration Time on the Expiration Date.

  Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal if: (i) the Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instruction" or the box entitled "Special Issuance Instructions" on the Letter of Transmittal; or (ii) such ADSs are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        If the ADS are registered in the name of a person other than the signer of the Letter of Transmittal, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers,

signed exactly as the name or names of the registered owner or owners appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

  Partial Tenders

        If Class B Shares underlying fewer than all of the ADSs evidenced by ADRs delivered to the U.S. Receiving Agent are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filing in the number of ADSs which are to be tendered in the box entitled "Number of ADSs Representing Rights To Class B Shares To Be Tendered." In such case, a new ADR for the remainder of the ADSs represented by the old ADR will be sent to the person(s) signing such Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment.

        All ADSs delivered to the U.S. Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the Letter of Transmittal. In the case of partial tenders, ADSs not tendered will not be reissued to a person other than the registered holder.

        Notwithstanding any other provision hereof, payment for ADSs purchased pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Receiving Agent of ADRs evidencing such ADSs (or, in the case of ADSs held in book-entry form, timely confirmation of a book-entry transfer of such ADSs into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility pursuant to the procedures set forth above), a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents.

  Appointment as Proxy

        By executing the Letter of Transmittal as set forth above, the tendering ADS holder agrees that, effective from and after the date ADSs are tendered thereby, (i) the Bidder shall be entitled to direct the exercise of any votes attaching to any ADSs representing rights to Class B Shares in respect of which the U.S. Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such ADSs representing rights to Class B Shares, including any right to call a meeting of the shareholders; and (ii) the execution of the Letter of Transmittal and its delivery to the U.S. Receiving Agent will constitute: (a) an authority from the tendering holder of ADSs to send any notice, circular, document or other communications which may be required to be sent to such holder to the Bidder at its registered offices; (b) an authority to the Bidder to sign any consent to execute a form of proxy in respect of the Class B Shares the rights to which are represented by the ADSs in respect of which the U.S. Offer has been accepted or is deemed to have been accepted appointing any person nominated by the Bidder to attend general meetings of shareholders of TEO and to exercise the votes attaching to such Class B Shares on behalf of the tendering ADS holder; and (c) the agreement of the tendering holder of ADSs not to exercise any of such rights without the consent of the Bidder and the irrevocable undertaking of the tendering holder of ADSs not to appoint a proxy for or to attend general meetings of shareholders.

  Tax Withholding

        Payments made to holders of ADSs may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of 28%. Certain holders are not subject to these information reporting and backup withholding requirements. To avoid backup withholding, U.S. Holders (as defined in the U.S. Offer to Purchase) that do not otherwise establish an exemption should complete and return an Internal Revenue Service ("IRS") Form W-9, certifying that the U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct, and that the U.S. Holder is not subject to backup withholding. Failure to provide the correct information on the Form W-9 may subject the tendering U.S. Holder to a $50 penalty imposed by the IRS. Holders that are non-U.S. persons may be required to complete and submit an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS W-8 Form, signed under penalties of perjury, attesting to the holder's foreign status. IRS forms may be obtained from the IRS website, www.irs.gov.

        If you are in any doubt about the procedure for acceptance of ADSs, please call the U.S. Information Agent at its telephone numbers set forth on the back cover of this U.S. Offer to Purchase.

        All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us in our sole discretion, which determination shall be final and binding to all parties. We reserve the absolute right to reject any and all tenders determined by us no to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any ADSs of any particular holder, whether or not similar defect or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the U.S. Offer will be final and binding.

  No Guaranteed Delivery

        There will be no guaranteed delivery process available to tender Class B Shares and/or ADSs.

  General

        Questions or requests for assistance may be directed to the U.S. Information Agent set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase may also be obtained from the U.S. Information Agent.

        All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Class B Shares and/or ADSs will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders of Class B Shares and/or ADSs determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any Class B Shares and/or ADSs of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Class B Shares and/or ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the U.S. Offer will be final and binding.

        The tender of Class B Shares and/or ADSs pursuant to any of the procedures described above will constitute the tendering holder's acceptance of the terms of the U.S. Offer, as well as the tendering holder's representation and warranty to us that:

  •
  the holder has the full power and authority to tender, sell, assign and transfer the tendered Class B Shares and/or ADSs (and any and all other Class B Shares or other securities issued or issuable in respect of those Class B Shares); and

  •
  when the Class B Shares and/or ADSs are accepted for payment by us, we will acquire good and unencumbered title to the Class B Shares and/or ADSs, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4.    Withdrawal Rights.

        Tenders of Class B Shares and/or ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Time on the Expiration Date.

  Direct Holders of Class B Shares

        The withdrawal of any Class B Shares tendered in the U.S. Offer can only be made by presenting a signed form of withdrawal (the "Form of Withdrawal") to the U.S. Receiving Agent. Such withdrawal will be effective only if the U.S. Receiving Agent timely receives the Form of Withdrawal at its address set forth on the back cover of this U.S. Offer to Purchase. The Form of Withdrawal must specify the name of the person who tendered the Class B Shares to be withdrawn and the number of Class B Shares to be withdrawn and the name of the registered holder of Class B Shares, if different from that of the person who tendered such Class B Shares, and signatures must be certified by a notary public.

  Holders of ADSs

        To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the ADSs to be withdrawn and the number of ADSs to be withdrawn and the name of the registered holder of ADSs, if different from that of the person who tendered such ADSs. If the ADSs to be withdrawn have been delivered to the U.S. Receiving Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADSs tendered by an Eligible Institution) must be submitted prior to the release of such ADSs. In addition, such notice must specify, in the case ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates evidencing ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn ADSs.

  General

        In accordance with Section 14(d)(5) of the Exchange Act, a shareholder that has tendered Class B Shares may withdraw any or all of those Class B Shares and/or ADSs at any time before the Expiration Time on the Expiration Date, by communicating its request to withdraw its Class B Shares and/or ADSs in the manner described above.

        Even if we extend the U.S. Offer or we are delayed in accepting, or unable to accept, Class B Shares for purchase pursuant to the U.S. Offer for any reason, elections to tender may be withdrawn only as described herein. Any such delay will be made by an extension of the U.S. Offer to the extent required by law. See "—Section 1. Terms of the U.S. Offer and Expiration Date."

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of tendered Class B Shares and/or ADSs may not be rescinded. Any Class B Shares and/or ADSs properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the U.S. Offer. However, holders of Class B Shares that have properly withdrawn tendered Class B Shares may re-tender those Class B Shares at any time before the Share Expiration Time on the Expiration Date. ADS holders that have properly withdrawn the Class B Shares the rights to which are represented by their ADSs from the U.S. Offer may re-tender through the U.S. Receiving Agent at any time before the Expiration Time on the Expiration Date. See "—Section 3. Procedures for Participating in the U.S. Offer."

5.    Source and Amount of Funds; Certain Requirements Regarding Offer Price.

  Funds

        The total amount of funds that we must provide to purchase all of the Class B Shares and/or ADSs not already owned by us or our affiliates, which is the maximum number of Class B Shares and/or ADSs subject to the U.S. Offer, before fees and expenses, is estimated to be approximately U.S.$ 1,617 million based on an Offer Price of U.S.$ 3.925 per Class B Share and U.S.$ 19.625 per ADS. We plan to acquire the tendered Class B Shares, and to cover any related fees and expenses through financing under a master financing agreement from Fintech Investments Ltd. ("FIL") dated as of October 29, 2014 (the "MFA") and attached as an exhibit to the combined Schedule TO and Schedule13E-3 to which this U.S. Offer to Purchase relates. Pursuant to the MFA, FIL owns a financing interest in the equity of FTL. This financing interest is limited to the economic interest in the equity of FTL, and does not provide FIL with voting or disposition control in respect of FTL. All voting and disposition control of FTL resides with FAI as sole shareholder of FTL. Pursuant to mandatory requirements under Article 34, Chapter II, Title III of the CNV regulations, FTL's payment obligations for the Class B Shares actually tendered under the Argentine Offer will be guaranteed by Banco Macro S.A, who will be acting as guarantor by means of a bank guarantee. That guarantee does not cover FTL's payment obligations under the U.S. Offer.

6.    Certain U.S. Federal Income and Argentine Tax Consequences.

        The following describes the material U.S. federal income tax and Argentine tax consequences of the sale of Class B Shares and/or ADSs pursuant to the U.S. Offer.

  U.S. Federal Income Tax Consequences

        The following is a summary of certain U.S. federal income tax consequences of the U.S. Offer with respect to the Securities (including Securities represented by ADSs). The discussion set forth below is only applicable to U.S. Holders (as defined below) that tender Securities in the U.S. Offer. This discussion addresses only beneficial owners of Securities that hold such Securities as capital assets.

        The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or certain aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code") (including, but not limited to, banks or other financial institutions, regulated investment companies, holders that own or are treated as owning 10% or more of any class of stock of TEO, entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, tax-exempt organizations, insurance companies, brokers or dealers in securities or foreign currency, traders in securities who elect to mark their securities to market for U.S. federal income tax purposes, holders that have a functional currency other than the U.S. dollar, and holders that acquired Securities pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the Medicare tax on net investment income, the alternative minimum tax or state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the U.S. Offer. The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

        Holders should consult their own tax advisors concerning the tax consequences of the U.S. Offer in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

        As used in this subsection "—U.S. Federal Income Tax Consequences," the term "U.S. Holder" means a beneficial holder of Securities that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (3) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Class B Shares. This summary does not apply to holders of Securities who are not U.S. Holders. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences and any applicable state, local and non-U.S. tax consequences of the tender offer.

  Consequences of the U.S. Offer

        The receipt of cash in exchange for Securities pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Securities will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the Securities exchanged. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the Securities are exchanged are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Foreign Tax Credits

        U.S. Holders should consult their tax advisors as to whether the Argentine tax on capital gains may be creditable against the U.S. Holder's U.S. federal income tax liability and the application of any foreign tax credit limitations in light of their particular situations. Any gain or loss generated by the sale of Securities by a U.S. Holder will generally be treated as U.S. source gain or loss. Accordingly, a U.S. Holder may not be able to use the foreign tax credit (if any) arising from any Argentine tax imposed on the disposition of the Securities unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources in the appropriate income category. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. Holder's particular circumstances. U.S. Holders should consult with their own tax advisors with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations in light of their particular situations.

  Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to the cash payments received pursuant to the U.S. Offer that are paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients that, if required, establish their exemption, and backup withholding may apply to such amounts if a U.S. Holder fails to provide an accurate taxpayer identification number and make any other required certification or otherwise establish an exemption. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder's U.S. federal income tax liability so long as the required information is provided to the U.S. Internal Revenue Service.

        Backup withholding and information reporting will not generally apply to the cash payments made pursuant to the U.S. Offer that are received by a non-U.S. Holder if such holder certifies under penalties of perjury that such holder is a non-U.S. person for U.S. federal income tax purposes.

  Argentine Tax Consequences

        The following section refers to the main Argentine taxes applicable to the U.S. Offer. It does not contain a comprehensive analysis of all the tax-related matters that might be considered relevant in making a decision. Further, it does not specifically describe all the Argentine tax-related matters applicable to any particular holder. This analysis is based on the tax laws in force in Argentina applicable as of the date of this U.S. Offer, which may be subject to amendment and different interpretations. Each holder of Class B Shares or ADSs should consult with its own tax advisors about the specific tax consequences of this U.S. Offer.

  Taxation on dividends

        Pursuant to Law No. 26,893, dividends paid on the Class B Shares, whether in cash, property or any other kind—except in the case of fully paid shares (acciones liberadas)—are subject to Argentine income tax withholding ("Dividend Tax") at a rate of 10% on the amount of such dividends, in respect of both Argentine holders and holders not domiciled in Argentina for Argentina tax purposes (for purposes of this subsection—"Argentine Tax Consequences," a "non-Argentine holder").

        Dividends paid in excess of Taxable Accumulated Income, as defined below, during the previous fiscal period are also subject to an additional withholding tax ("Equalization Tax") at a rate of 35% on such excess amount in respect of both Argentine and non-Argentine resident holders. The Equalization Tax is applicable when the amount of dividends paid exceeds income accumulated as of the fiscal year immediately preceding the year in which the dividend distribution is made ("Taxable Accumulated Income"), as determined pursuant to Argentine income tax law.

        The Dividend Tax and the Equalization Tax, if applicable, are imposed as a withholding tax on the holder receiving the dividend. In the event that both the Dividend Tax and the Equalization Tax apply, the latter is applied first and the Dividend Tax is subsequently applied on the remaining amount of dividends (in other words, on the amount of dividends remaining after the Equalization Tax has been deducted from the gross dividend amount).

        Following amendments to the Argentine income tax law under Law No. 26,893 and its implementing Decree 2334/13, the tax treatment applicable to dividends received by Argentine and non-Argentine holders of ADSs is open to interpretation and may not be uniformly applied under the amended Argentine income tax law. Possible variations in treatment of the source of income could affect both Argentine and non-Argentine resident holders. In particular, with respect to holders of ADSs not domiciled in Argentine for Argentine tax purposes, it is unclear whether dividends paid on ADSs would be treated as Argentine source income. In the event that such dividends were treated as Argentine source income, the Dividend Tax and Equalization Tax described above would apply to distributions made to such non-Argentine beneficiaries with respect to dividends paid on ADSs. In light of these uncertainties, holders are encouraged to consult a tax advisor as to the particular Argentine income tax consequences arising from dividends paid on the Class B Shares and the ADSs.

  Capital gains

        Gain realized from the transfer of shares, quotas and other equity interests, titles, bonds and other securities of Argentine companies are subject to Argentine income tax, regardless of whether the income is received by an Argentine or non-Argentine holder.

        Capital gains received by non-Argentine holders who are individuals or by non-Argentine entities from the sale, exchange or other disposition of shares are subject to Argentine income tax. Consequently, the gain derived from the disposition of the Class B Shares or the ADSs by non-Argentine holders or other non-Argentine individuals is subject to Argentine income tax at a rate of 15% on either (i) the Offer Price net of acquisition cost, expenses incurred in Argentina necessary for obtaining, maintaining and conserving the Securities and other deductions permitted by Argentine income tax law, or (ii) the net presumed margin of 90% of the Offer Price provided by Argentine income tax law (which results in an effective tax rate of 13.5% of the Offer Price). When both the seller and the buyer are not domiciled in Argentina for Argentine tax purposes, Argentine capital gains tax is payable by the buyer of the shares, quotas, equity interests and other securities transferred. Consequently, Argentine capital gains tax on gains derived from the disposition of Class B Shares or ADSs by non-Argentine holders in the U.S. Offer is payable by FTL.

  Value added tax

        The sale, exchange or other disposition of the Class B Shares and ADSs, and the distribution of dividends in connection therewith, are exempted from Argentine value added tax.

  Stamp Taxes

        Stamp tax is a local jurisdictional tax in Argentina that is levied based on the formal execution of public or private instruments.

        Stamp tax rates vary based on the jurisdiction and type of agreement involved. In certain jurisdictions, acts or instruments related to the negotiation of shares and other securities duly authorized for its public offering by the CNV are exempt from stamp tax.

  Other taxes

        There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of the Class B Shares or the ADSs.

        The provinces of Buenos Aires and Entre Ríos have a tax on free transmission of assets, including inheritance, legacies, and donations. Free transmission of the Class B Shares or the ADSs could be subject to this tax.

        In the event that litigation regarding the Class B Shares or the ADSs, including any legal action with respect to the U.S. Offer, is initiated before a court of the City of Buenos Aires, a 3% court fee would be charged, calculated on the amount of the claim.

  Tax treaties

        Argentina has signed tax treaties for the avoidance of double taxation with several countries, including Australia, Belgium, Bolivia, Brazil, Canada, Finland, France, Germany, Italy, Norway, the Netherlands, the United Kingdom, Russia, Spain, Sweden, Switzerland (approved by the National Argentine Congress, but pending effectiveness until the procedural requirements for its effectiveness are complied with) and Uruguay (through an information exchange treaty that contains clauses for the avoidance of double taxation. Holders domiciled in any of those jurisdictions may be required to pay taxes applicable on the sale of the Class B Shares or any dividends thereon at lower rates. There is currently no tax treaty or convention in effect between Argentina and the United States to avoid double taxation with the United States.

7.    Certain Information about the Class B Shares and ADSs.

        The principal market on which the Class B Shares are traded is the MERVAL, where they are listed under the ticker symbol "TEC2.BA." ADSs representing rights to Class B Shares are traded on the NYSE under the ticker symbol "TEO." Each ADS represents rights to five Class B Shares of TEO. As of December 31, 2015, there were 466,858,524 Class B Shares outstanding (excluding treasury shares). The following table sets forth, for the calendar quarters indicated, the low and high closing sales prices for one Class B Share and one ADS.

	Class B Shares		ADSs
	Low	High	Low	High
	(Ps. )		(U.S.$)
2014
1st Quarter	28.00	38.40	14.78	19.07
2nd Quarter	34.50	49.00	17.77	23.86
3rd Quarter	42.00	62.10	18.65	25.09
4th Quarter	43.70	62.30	19.13	23.18
2015
1st Quarter	45.15	63.00	18.85	26.04
2nd Quarter	44.45	55.00	17.95	22.87
3rd Quarter	38.50	49.50	13.85	18.69
4th Quarter	39.25	56.95	13.90	19.99
2016
1st Quarter	38.50	58.75	14.44	19.10
2nd Quarter	48.50	57.00	16.75	19.52
3rd Quarter(1)	53.60	58.00	18.28	19.50

(1)
For the period from, and including, July 1, 2016 through, and including, July 20, 2016.

        The following table sets forth, for the calendar months indicated, the trading volume, number of shares traded and weighted average price of the ADSs over the last twelve months:

	Total Volume of ADSs Traded	Number of ADSs Traded	Weighted Average Price per ADS
	(US$)		(US$)
2015
May	53,440,597	2,589,452	20.64
June	61,849,702	3,245,600	19.06
July	60,404,954	3,457,340	17.47
August	43,478,898	2,674,087	16.26
September	41,586,436	2,684,997	15.49
October	72,036,889	4,442,254	16.22
November	83,093,253	4,500,715	18.46
December	59,619,299	3,649,121	16.34
2016
January	43,540,099	2,834,839	15.36
February	27,162,727	1,638,125	16.58
March	43,289,638	2,325,124	18.62
April	33,561,595	1,856,516	18.08
May	27,068,188	1,474,192	18.36
June	37,028,019	1,978,507	18.72
July(1)	23,313,423	1,226,944	19.00

(1)
For the period from, and including, July 1, 2016 through, and including, July 20, 2016.

    Source: Bloomberg, July 21, 2016

        On February 23, 2016, the last trading day before the Announcement Date, last reported sale price of the Class B Shares on the MERVAL was Ps. 55.30 per Class B Share. On            , 2016, the last full trading day before the date of this U.S. Offer to Purchase, the last reported sale prices of the Class B Shares on the MERVAL was Ps.             per Class B Share, and the last reported sale price of the ADSs on NYSE was U.S.$            per ADS. Holders are urged to obtain a current market quotation for the Class B Shares and ADSs.

        The following table sets forth for the periods and dates indicated, the annual dividend payments made by TEO, expressed in pesos.

	Dividends per Class B Share/ADS
	Ps. /Share	Ps. /ADSs
2012	0.82	4.10
2013	1.03	5.11
2014	1.24	6.20
2015	0.83	4.15

8.    Certain Information about TEO.

        TEO provides fixed-line telecommunications services in Argentina, as well as other telephone-related services such as international long-distance service, data transmission, IT solutions outsourcing and Internet services. Through TEO's subsidiaries they are provide mobile telecommunications services and international wholesale services.

        TEO is a corporation (sociedad anonima) duly organized under the laws of Argentina. Its principal executive offices are located at Alicia Moreau de Justo 50, (C1107AAB), Buenos Aires, Argentina. The main telephone number of TEO is +54-11-4968-3743.

        The outstanding capital stock of TEO is comprised of 502,034,299 Class A Shares, 466,858,524 Class B Shares and 266,782 Class C ordinary shares, each with a par value of Ps. 1.00.

  Financial Information

        The tables below set forth certain selected consolidated financial information relating to TEO and its subsidiaries as of December 31, 2015 and 2014 and for each of the two fiscal years then ended.

        The consolidated financial information of TEO set forth below was excerpted from the annual report on Form 20-F of TEO for its fiscal year ended December 31, 2015 ("2015 Form 20-F") and, according to the 2015 Form 20-F, was prepared in accordance with International Financial Accounting

Standards ("IFRS") as issued by the International Accounting Standards Board (IASB). Such consolidated financial information is hereby incorporated by reference to the 2015 Form 20-F.

	Year Ended December 31,
	2015	2014
	(in millions of pesos, except share data in pesos)
INCOME STATEMENT DATA
Revenues	40,496	33,341
Other income	44	47
Total revenues and other income	40,540	33,388

Employee benefit expenses and severance payments	(7,253)	(5,591)
Interconnection costs and other telecommunication charges	(2,170)	(2,074)
Fees for services, maintenance, materials and supplies	(3,919)	(3,333)
Taxes and fees with the Regulatory Authority	(3,943)	(3,297)
Commissions	(3,193)	(2,494)
Cost of equipment and handsets	(4,595)	(4,143)
Advertising	(814)	(792)
Cost of VAS	(1,256)	(936)
Provisions	(113)	(84)
Bad debt expenses	(564)	(424)
Restructuring costs (recovery)	—	—
Other operating expenses	1,854	1,518
Operating income before depreciation and amortization	10,866	8,702

Operating expenses—depreciation and amortization	(4,438)	(3,243)
Gain / (Loss) on disposal of PP&E and impairment of PP&E	(199)	(16)
Operating income	6,229	5,443

Finance income	1,130	1,459
Finance expenses	(2,232)	(1,218)
Income before income tax expense	5,127	5,696

Income tax expense	(1,692)	(1,967)
Net income	3,435	3,729

Other Comprehensive Income, net of tax	257	243

Total Comprehensive Income	3,692	3,972
Total Comprehensive Income attributable to Telecom Argentina	3,580	3,837
Total Comprehensive Income attributable to Non-controlling Interest	112	135
Number of shares outstanding at year-end (in millions of shares)(1)	969	969
Net income per share (basic and diluted)(2)	3.51	3.79
Net income per ADS(3)	17.56	18.95
Dividends per share(4)	0.83	1.24
Dividends per ADS(5)	4.15	6.20

	Year Ended December 31,
	2015	2014
	(in millions of pesos, except share data in pesos)
FINANCIAL POSITION DATA
ASSETS
Current Assets
Cash and cash equivalents	870	825
Investments	1,430	53
Trade receivables	5,663	4,124
Other receivables	1,336	670
Inventories	2,193	721
Total current assets	11,492	6,393

Non-Current Assets
Trade receivables	481	143
Income tax assets	265	140
Other receivables	272	200
Investments	333	301
Property, plant and equipment	17,963	13,809
Intangible assets	7,659	5,331
Total non-current assets	26,973	19,924
TOTAL ASSETS	38,465	26,317

LIABILITIES
Current Liabilities
Trade payables	9,873	6,072
Deferred revenues	477	507
Financial debt	3,451	179
Salaries and social security payables	1,261	1,022
Income tax payables	439	247
Other taxes payables	1,153	824
Other liabilities	53	47
Provisions	207	199
Total current liabilities	16,914	9,097

Non-current liabilities
Trade payables	52	—
Deferred revenues	457	465
Financial debt	1,449	254
Salaries and social security payables	157	150
Deferred income tax liabilities	550	417
Income tax payables	10	9
Other liabilities	101	76
Provisions	1,165	1,080

Total non-current liabilities	3,941	2,451

TOTAL LIABILITIES	20,855	11,548

	Year Ended December 31,
	2015	2014
	(in millions of pesos, except share data in pesos)
EQUITY
Equity attributable to Telecom Argentina (Controlling Company)	17,194	14,418
Equity attributable to non-controlling interest	416	351
TOTAL EQUITY	17,610	14,769

TOTAL LIABILITIES AND EQUITY	38,465	26,317

Total Capital Stock(6)	984	984

(1)
Number of ordinary shares outstanding at year-end (as of December 31, 2015 and 2014 and 2013 excludes treasury shares).

(2)
Calculated based on the weighted average number of ordinary shares outstanding during each period (969,159,605 shares for the years 2015 and 2014).

(3)
Calculated based on the equivalent in ADSs to the weighted average number of ordinary shares outstanding during each period (193,831,921 ADSs for the years 2015 and 2014).

(4)
The dividends approved by the General and Ordinary Shareholders' Meeting on April 29, 2015 represented a dividend per share of Ps. 0.83, which translated into U.S. dollars using the ask rate published by the Banco de la Nación Argentina (National Bank of Argentina) prevailing as of the date when dividends were available amounts to U.S.$0.09.

(5)
The dividends approved by the General and Ordinary Shareholders' Meeting on April 29, 2015 represented a dividend per ADS of Ps. 4.15, which translated into U.S. dollars using the ask rate published by the Banco de la Nación Argentina (National Bank of Argentina) prevailing as of the date when dividends were available amounts to U.S.$0.46.

(6)
Ordinary shares of Ps. 1 of nominal value each.

        The tables below set forth certain selected consolidated financial information relating to TEO and its subsidiaries as of March 31, 2016 and for the three months then ended.

        The consolidated financial information of TEO set forth below was excerpted from the interim reports on Form 6-K of TEO, furnished to the SEC on May 9, 2016 and incorporated by reference herein by reference to such reports.

	Unaudited
	Three Months Ended March 31,
	2016	2015
	(in millions of Pesos, except share data in Pesos)
CONSOLIDATED OPERATING REVENUES
Revenues	12,455	8,872
Other income	11	7
Total revenues and other income	12,466	8,879
Employee benefit expenses and severance payments	(2,174)	(1,543)
Interconnection costs and other telecommunication charges	(707)	(500)
Fees for services, maintenance, materials and supplies	(1,093)	(889)
Taxes and fees with the Regulatory Authority	(1,208)	(873)
Commissions	(890)	(623)
Cost of equipment and handsets	(1,499)	(640)
Advertising	(192)	(191)
Cost of VAS	(390)	(293)
Provisions	(14)	(93)
Bad debt expenses	(255)	(183)
Other operating expenses	(650)	(417)
Operating income before depreciation & amortization	3,394	2,634

Operating expenses—depreciation and amortization	(1,375)	(957)
Gain / (Loss) on disposal of PP&E and impairment of PP&E	(22)	3
Operating income	1,997	1,680

Finance income	366	105
Finance expenses	(923)	(194)
Income before income tax expense	1,440	1,591

Income tax expense	(505)	(550)
Net income	935	1,041

Net income attributable to Telecom Argentina	925	1,028
Net income attributable to non-controlling interest	10	13
Net income per share (basic and diluted)	0.95	1.06
Shareholders' equity attributable to Telecom Argentina	18,241	17,194
Net financial position—(Debt) / Cash	(3,294)	521
CAPEX	1,902	864
Fixed lines in service (in thousand lines)	4,010	4,077
Mobile customers (in thousands)	22,229	21,841
Personal (Argentina)	19,664	19,332
Núcleo (Paraguay)—including Wimax customers	2,565	2,509
Broadband accesses (in thousands)	1,809	1,768
Average billing per user (ARBU) fixed telephony / voice (in Ps.)	80.9	60.5
Average revenue per user (ARPU) mobile services in Arg. (in Ps.)	104.4	86.2
Average revenue per user (ARPU) ADSL (in Ps.)	248.8	178.5

	Unaudited
	Three Months Ended March 31, 2016	Year Ended December 31, 2015
	(in millions of Pesos, except share data in Pesos)
CONSOLIDATED BALANCE SHEET
ASSETS
Current assets
Cash and cash equivalents	657	870
Investments	827	1,430
Trade receivables	6,934	5,663
Other receivables	1,378	1,336
Inventories	2,803	2,193
Total current assets	12,599	11,492

Non-current assets
Financial investments	146	333
Trade receivables	677	481
Income tax assets	308	265
Other receivables	327	272
Property, plant and equipment	19,126	17,963
Intangible assets	7,660	7,659
Total non-current assets	28,244	26,973

TOTAL ASSETS	40,843	38,465

LIABILITIES
Current liabilites
Trade payables	11,259	9,873
Deferred revenues	411	477
Financial debt	3,412	3,451
Salaries and social security payables	1,237	1,261
Income tax payables	713	439
Other taxes payables	850	1,153
Other liabilities	54	53
Provisions	227	207
Total current liabilities	18,163	16,914

Non-current liabilities
Trade payables	52	52
Deferred revenues	449	457
Financial debt	1,511	1,449
Salaries and social security payables	155	157
Deferred income tax liabilities	462	550
Income tax payables	9	10
Other liabilities	114	101
Provisions	1,194	1,165
Total non-current liabilities	3,946	3,941

TOTAL LIABILITIES	22,109	20,855

Equity attributable to Telecom Argentina (Controlling Company)	18,241	17,194
Non-controlling interest	493	416
TOTAL EQUITY	18,734	17,610

TOTAL LIABILITIES AND EQUITY	40,843	38,465

  Where You Can Find More Information about TEO

        TEO files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. TEO publishes a variety of information of interest to the holders of Class B Shares and ADSs on its Internet site at http://www.telecom.com.ar/.

        TEO is also subject to the informational requirements of the CNV and the BASE and files reports and other information relating to its business, financial condition and other matters with the CNV and the BASE. The CNV maintains an Internet site at http://www.cnv.gob.ar, which contains reports and other information regarding issuers that file electronically with the CNV.

9.    Certain Information about the Bidder.

  FTL

        The purpose of FTL is to hold shares of TEO. The principal place of business of FTL is located at 375 Park Avenue, 38th Floor, New York, NY 10152. FTL's domicile is Orange St. 1209, Wilmington, New Castle, DE. The telephone number at which FTL's principal executive offices can be reached is (212) 593-4500.

        FTL is a Delaware limited liability company and a wholly-owned subsidiary of Fintech Advisory Inc. ("FAI").

  Financial Information of FTL

        We do not believe that the financial condition of FTL is relevant to a decision by a holder of Class B Shares or ADSs to tender Class B Shares and/or ADSs in the U.S. Offer because (a) the U.S. Offer is being made for all Class B Shares, (b) the U.S. Offer is solely for cash and (c) the U.S. Offer is not subject to any financing condition. Nonetheless, certain selected financial information of FTL is included in this section, in line with information included in the offer document for the Argentine Offer.

        The tables below set forth certain selected audited financial information relating to FTL as of December 31, 2015 and 2014 and for each of the two fiscal years then ended.

	Year Ended December 31,
FINANCIAL POSITION DATA	2015	2014
	(in US$)
ASSETS
Investments	825,210,740	838,065,881
Cash	49,999	49,998
Due from broker	—	2,013,000
Interest receivable	4,483,471	—

	829,744,210	840,128,879

LIABILITIES
Accrued expenses	—	29,406

MEMBER'S EQUITY	829,744,210	840,099,473

	829,744,210	840,128,879

	Year Ended December 31,
INCOME STATEMENT DATA	2015	2014
	(in US$)
Investment income
Dividend income	33,677,247	4,815,086
Operating expenses
Custodial fee	—	107,712
Professional fees	33,155	39,948

Total operating expenses	33,155	147,660

Net investment income	33,644,092	4,667,426

Realized and unrealized gain/loss on investments
Net realized gain on investments	495,862	356,775
Net change in unrealized depreciation of investments	(2,127,210)	7,404,001

Realized and unrealized gain (loss) on investments	(1,631,348)	7,760,776

Net Income	32,012,744	12,428,202

  Additional Information

        The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of FTL is set forth on Schedule 1 to this U.S. Offer to Purchase.

        FTL does not, or, to the knowledge of FTL, after reasonable inquiry, any of the persons listed in Schedule 1, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

        Except as set forth elsewhere in this U.S. Offer to Purchase or in Schedule 1: (a) none of FTL or, to the knowledge of FTL, after reasonable inquiry, any of the persons listed in Schedule 1 or any associate or majority-owned subsidiary of FTL, or any of the persons so listed, beneficially owns or has a right to acquire any Class B Shares or any other equity securities of TEO, (b) none of FTL, or, to the knowledge of FTL, after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Class B Shares or any other equity securities of TEO during the past 60 days, (c) none of FTL, their subsidiaries or, to the knowledge of FTL after reasonable inquiry, any of the persons listed in Schedule 1, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of TEO (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, except as set forth elsewhere in this document, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of FTL their subsidiaries or, to the knowledge of FTL after reasonable inquiry, any of the persons listed in Schedule 1, on the one hand, and TEO or any of its executive officers, directors or affiliates, on the other hand and (e) in the past two years, except as set forth elsewhere in this document, there have been no negotiations, transactions or material contacts between any of FTL, their subsidiaries or, to the knowledge of FTL, after reasonable inquiry, any of the persons listed in Schedule 1, on the one hand, and TEO or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of TEO's securities, an election of TEO's directors or a sale or other transfer of a material amount of assets of TEO.

  Where You Can Find More Information about FTL

        FTL is not subject to the informational requirements of the CNV, the Buenos Aires Stock Exchange (the "BASE") or of the SEC.

  David Martínez

        David Martínez is chairman of the board of directors and sole shareholder of FAI. David Martínez, through his beneficial ownership of another entity, may be deemed to beneficially own 100% of the Class B Shares owned by FTL. David Martínez is the beneficial owner of several other investments in Argentina, including minority stakes in Cablevision S.A. and Genneia S.A.

        Cablevision S.A. ("Cablevision") is an Argentine corporation dedicated to the installation and operation of subscription television services and the provision of both their own and third parties' telecommunications services. It is an operator of multiple systems (sistemas multiples, MSO), owner of multiple cable systems in different locations under the control and administration of a single, common organization. Recently, it has acquired 100% of the equity interest of Nextel Communications Argentina S.R.L., a limited responsibility entity that provides cellular telephone services in the city of Buenos Aires and the provinces of Buenos Aires, Santa Fe, Cordoba, Mendoza and San Luis.

        Cablevision's primary activity consists of the provision of subscription television and telecommunications services in Buenos Aires, La Plata and their respective suburbs. Cablevision also owns operations in other cities in the provinces of Buenos Aires, Santa Fe, Entre Rios, Cordoba, Corrientes, Formosa, Misiones, Salta, Chaco, La Pampa, Neuquen and Rio Negro.

        Grupo Clarin S.A. ("Grupo Clarin") is Cablevision's controlling shareholder and has a 34.4% direct and indirect equity interest in Cablevision. Grupo Clarin controls VLG Argentina LLC, which holds 51.2% of the equity interest of Cablevision.

        Genneia S.A. is an Argentine corporation that, directly and through its subsidiaries, is primarily involved in the generation of thermoelectric energy and sources of renewable energy, such as wind and solar energy. A fund managed by PointState Capital is the holder of 43.9% of the equity interest of the company, Prado Largo S.A. is the holder of 6.1% of the equity interest of the company and Mr. Jorge Horacio Brito, Mr. Jorge Pablo Brito and Mr. Delfin Ezequiel Carballo are holders of the remaining 25% of the equity interest in the company.

        The name, business address and telephone number and business experience of David Martínez is set forth in Schedule 1 hereto.

  FAI

        The purpose of FAI is to participate and assist in the investment in debt securities of sovereign and private entities primarily in emerging markets. The principal place of business of FAI is 375 Park Avenue, 38th Floor, New York, NY 10152.

        FTL is a wholly-owned subsidiary of FAI and may be deemed to beneficially own the TEO shares owned by FTL.

10.    Certain Legal and Regulatory Matters.

  General

        Based on their examination of publicly available information filed by TEO with the SEC and other publicly available information concerning TEO, the Bidder is not aware of (i) any governmental license or regulatory permit that appears to be material to TEO's business that might be adversely affected by the Bidder's acquisition of Class B Shares and/or ADSs as contemplated herein, or (ii) any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Class B Shares and/or ADSs by the Bidder as contemplated herein, or any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the Offers, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which TO or the Bidder or any of their respective subsidiaries or affiliates is a party, other than CNV's approval as to the form of the Argentine Offer.

        In addition, the Bidder's obligation under the Offers to accept for payment and pay for Class B Shares and/or ADSs is subject to certain Conditions as described in "—Section 13. Conditions of the U.S. Offer."

  Enacom Approval

        Under Argentine Decree 267/2015 the Change in Control of TEO resulting from the Bidder's acquisition of a controlling interest in Sofora under the SPA was subject to approval by Enacom. In November 2013, we applied for approval of the acquisition from the Argentine Secretary of Communications, the predecessor to AFTIC and Enacom. On October 15, 2015, AFTIC affirmatively rejected FTL's request for approval. On February 17, 2016, Enacom partially accepted a reconsideration of the approval and on March 7, 2016, Enacom approved FTL's acquisition through Resolution Nbr. 277/2016.

  Antitrust Approval

        Under Argentine Law No. 25,156, as amended, the Argentine Antitrust Commission (Comisión Nacional de Defensa de la Competencia or "CNDC") has jurisdiction over mergers and acquisitions that allow a party to acquire control of or significant influence over a company, where the combined volume of business of the parties involved exceeds certain thresholds ("economic concentrations"). The CNDC has authority to analyze and approve, including subject to satisfaction of conditions, or reject any such economic concentration. The CNDC has a waiting period of 45 (forty-five) business days from the date the parties complete the statutory filing to render its decision. However, the 45 business day period is interrupted each time the CNDC requests additional information, until the information is furnished to the satisfaction of the CNDC.

        The CNDC review process is structured in three sequential stages defined largely by the information required at each stage, and the CNDC may choose not to perform the review provided by any stage. During Stage One, the CNDC requests and reviews basic information on the relevant parties, the main aspects of the transaction and identifies the relevant market (by market size and relative market share). During Stage Two, the CNDC requests more detailed information on the relevant market, the products and services produced by the issuer and details on a transaction's impact on the manufacturing, transportation, service costs and consumer price for such products and services. In Stage Three, the CNDC can request additional details on a transaction or its potential effects, particularly with respect to competition in the market, barriers to import/export or entry into the relevant market.

        If at any point during the CNDC review process, the CNDC may request additional or more specific information and documents from the parties involved or may schedule hearings with chambers, associations, competitors, suppliers, clients and others involved in or affected by a transaction to assist it its analysis of any possible anti-competitive concentration.

        In November 2013, we applied for antitrust approval. As of the date of this filing, the antitrust approval has not yet been granted. The Offers are not subject to receipt of the antitrust approval, but are subject to a condition that there has been no rejection of the Transaction by the CNDC or condition or conditions imposed thereon that is or are unfavorable to TEO, the Bidder, any of their respective affiliates or entities controlling, controlled by or subject to common control with, the Bidder.

  "Going Private" Transactions

        Because we may be deemed to be an affiliate of TEO for the purposes of Rule 13e-3 under the Exchange Act, this U.S. Offer constitutes a "going private" transaction pursuant to Rule 13e-3. Rule 13e-3 requires, among other things, that certain financial information concerning TEO and certain information relating to the fairness of the Offer Price be filed with the SEC. We have provided such information in this U.S. Offer to Purchase and in the combined Schedule TO and Schedule 13E-3, together with the exhibits thereto, filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

  Statutory Exemption from Certain U.S. Offer Requirements

        This U.S. Offer qualifies as a "Tier II" offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers. U.S. and Argentine law and practice relating to tender offers are inconsistent in a number of ways. We intend to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment and from Rule 14e-1(d) on the procedures for giving notices of any extensions of the length of the U.S. Offer, where we will follow Argentine law and practice.

  Argentine Securities Law

        The registration of securities and the conduct of public offers in Argentina is regulated by the Capital Markets Law ("Ley de Mercado de Capitales") No. 26.831, and by the rules issued by the CNV in accordance with General Resolution 622/2013 (T.O. 2013).

        Pursuant to the applicable CNV rules, any individual or legal entity that proposes to launch a tender offer must file a request for approval of the U.S. Offer with the CNV, which has 15 (fifteen) business days from the filing to approve the terms and conditions or to request additional information (in which case the 15-day period will be interrupted). Except as otherwise provided by the CNV, the request for approval must include, among other requirements, a prospectus containing the terms and conditions of the offer and other relevant information.

        Concurrently with the filing with the CNV, the offeror must publicly announce its intention to make the U.S. Offer by publishing the principal terms and conditions for three days in a major Argentine newspaper and for one day in the official gazette of the BASE. Once the Argentine Offer is approved, the offeror must publish the approval of the terms and conditions of the exchange offer, as originally filed or as modified, in the same manner in which the announcement of the exchange offer was previously published.

        In addition, simultaneously with the publication of the terms and conditions of the Argentine Offer, the offeror must give a detailed notice of the terms and conditions to the target company. The board of directors of the target company must express its opinion and recommendation as to the proposed exchange offer within 15 (fifteen) days from receipt of the notification from the offeror. The opinion of the board of directors of the target company must cover in detail the terms and conditions of the Argentine Offer, its recommendation to accept or reject the offer, the existence of any agreement between the offeror and the target or between the offeror and the members of the board of directors of the target, and whether the board of directors will obtain an opinion from a specialized independent consultant. The board of directors must disclose its knowledge of any significant decision to be adopted that, in its judgment, may affect the Argentine Offer and whether the members of the board of directors of the target and officers who are shareholders of the target will accept or reject the Argentine Offer. The opinion of the board of directors of the target must be furnished to both the BASE and the CNV and must be published for 2 (two) days in the official gazette of the BASE.

        The Argentine Offer must remain open in Argentina for a period of no less than 20 (twenty) business days, and no more than 30 (thirty) business days, unless an exception is obtained from the CNV. After the Argentine Offer period expires, the offeror must keep the offer open for another 5 (five) to 10 (ten) business days on the same terms and conditions as the original offer. Once the Argentine Offer expires, the offeror and the receiving agent must inform the CNV and the BASE of the results of the offer and must publish the results in the official gazette of the BASE and in a major Argentine newspaper. Concurrently, the BASE must notify the CNV of the aggregate number of shares of the target tendered. Once the results are known, the CNV will notify the BASE, and if applicable, the offeror and the target company, of the number of shares tendered. The BASE will publish the results in its gazette on the day following notification from the CNV.

        If, subject to the Regulations, the offeror elects to terminate the offer, the offeror must notify the CNV of its decision and the notice of termination must be published in the same manner as the approval of the original offer. Once the notice of termination is published, all tenders will be deemed withdrawn and all expenses incurred by the tendering holders will be paid by the offeror.

  Argentine Corporate Law

        Holders of Class B Shares and/or ADSs will not have appraisal rights as a result of the Offers.

11.    Fees and Expenses.

        We have retained Computershare Inc. as the U.S. Receiving Agent, and D.F. King & Co., as the U.S. Information Agent in connection with the U.S. Offer. Each of these entities will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the U.S. Offer.

        The U.S. Information Agent may contact holders of Class B Shares and ADSs by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers and other securities intermediaries to forward the U.S. Offer materials to beneficial holders of Class B Shares and ADSs to the extent permitted by applicable law.

        Except as set forth above, we have not retained and will not pay any fees or commissions to any broker or dealer or other person for recommending or soliciting tenders of Class B Shares and/or ADSs pursuant to the U.S. Offer.

        The following is an estimate of the fees and expenses to be incurred by us:

Filing Fees	U.S.$162,828.12
U.S. Receiving Agent, Intermediary Agent and U.S. Information Agent Fees
Valuation Report Fees
Legal Fees
Printing, Mailing and Miscellaneous Fees and Expenses

Total	U.S.$

        Brokers and other securities intermediaries will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

        TEO will not pay any of the fees and expenses to be incurred by us.

12.    Miscellaneous.

        This U.S. Offer to Purchase is intended solely for holders of Class B Shares that are U.S. residents (within the meaning of Rule 14d-1(d) under the Exchange Act) and holders of ADSs representing rights to Class B Shares. Holders of Class B Shares that are not U.S. residents may not use this U.S. Offer to Purchase. Separate offer materials referred to as a Prospecto in Spanish have been published in Argentina, as required by Argentine law. We are not aware of any jurisdiction where the making of the U.S. Offer or the election to tender Class B Shares or ADSs in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the U.S. Offer or the election to tender Class B or ADSs in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the U.S. Offer will not be made to (nor will elections to tender Class B Shares be accepted from or on behalf of) the holders of Class B Shares or ADSs in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on our behalf not contained in this U.S. Offer to Purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a combined Schedule TO and Schedule 13E-3, together with exhibits, furnishing certain additional information with respect to the U.S. Offer. You may read and copy the combined Schedule TO and Schedule 13E-3 and any amendments thereto, including exhibits, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

        You should rely only on the information incorporated by reference or provided in this U.S. Offer to Purchase or any supplement to this U.S. Offer to Purchase. We have not authorized anyone to provide you with different information. The date of this U.S. Offer to Purchase is                        , 2016. You should not assume that the information in this U.S. Offer to Purchase is accurate as of any date other than that date, regardless of the time such offer to purchase is made available to you.

13.    Conditions of the U.S. Offer.

        The U.S. Offer is not conditioned on any minimum number of Securities being tendered nor it is subject to a financing condition. However, the U.S. Offer is subject to the satisfaction of the following conditions (the "Conditions"):

  (a)
  the making of the Offers, or the development of the process or procedures thereof, shall not be partially or wholly prevented or obstructed by any action, order, decision or other measure issued by any government or governmental, regulatory or administrative agency or authority or tribunal or other judicial authority of competent jurisdiction;

  (b)
  there has been no rejection of the Transaction by the CNDC or any Argentine authority or condition or conditions imposed thereon that is or are unfavorable to TEO, the Bidder, any of their respective affiliates, or entities controlling, controlled by or subject to common control with, the Bidder; and

  (c)
  the Argentine Offer has been authorized by the CNV and has been completed.

        Tendering holders will have withdrawal rights in the U.S. Offer until the Expiration Time on the Expiration Date. See "—Section 4. Withdrawal Rights."

        Notwithstanding the foregoing, the Conditions may be waived by the Bidder, in whole or in part, at any time and from time to time in their sole discretion, subject to applicable law. The Bidder's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Bidder concerning the events described above will be final and binding on all parties.

FINTECH TELECOM, LLC

Dated:                        , 2016

SCHEDULE 1

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE
OFFICERS OF FTL AND CERTAIN OF ITS AFFILIATES

1.     Directors and Executive Officers of FTL.

        Set forth below is the name, citizenship, business address and telephone number and the present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of FTL. Unless otherwise indicated, each person listed below is a citizen of Argentina. The principal address of FTL and the current business address for each individual listed below is 375 Park Avenue, New York, NY 10152 and its telephone number at such office is (212) 593-4500.

Name	Position	Citizenship	Principal Occupation or Employment; Biographical Information
Julio R. Rodriguez	Director	United States	Julio R. Rodriguez is Chief Operating Officer of FAI. Mr. Rodriguez has been an Officer of FAI since 2016.
Erika Mouynes	Director	United States	Erika Mouynes is General Counsel of FAI and has been an Officer of FAI since 2013. Ms. Mouynes was previously an Associate Attorney at Shearman Sterling LLP until 2013.
Christian Whamond	Director	Argentine	Christian Whamond has been Director of Corporate Credit of FAI since 2012. Mr. Whamond was previously a Corporate Credit Trader at BTG Pactual until 2012.

2.     Directors and Executive Officers of FAI.

        Set forth below is the name, citizenship, business address and telephone number and the present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the sole executive officer of FAI. Unless otherwise indicated, each person listed below is a citizen of Argentina. The principal address of FAI and the current business address for each individual listed below is 375 Park Avenue, New York, NY 10152 and its telephone number at such office is (212) 593-4500.

FINTECH ADVISORY, INC.

Name	Position	Citizenship	Principal Occupation or Employment
David Martínez	Special Advisor & Chairman of the Board of Directors of FAI	United Kingdom	David Martínez is Chairman of Board of Directors of FAI. Mr. Martínez has been an Officer of FAI since 2012 and was the founder of FAI in 1987.

Name	Position	Citizenship	Principal Occupation or Employment
Ricardo Guajardo Touché	Director	Mexican

Current Employment or Occupation
Banker
Biographical Information
Ricardo Guajardo Touché is an independent consultant and a board member of Grupo Aeroportuario Del Sureste S.A. de C.V. since February 2001, of Alfa S.A.B. de C.V., Fomento Económico Mexicano S.A.B. de C.V., Grupo Bimbo S.A.B. de C.V., El Puerto Liverpool S.A. de C.V. and Coca Cola FEMSA S.A.B. de C.V.

Ernesto Canales-Santos	Director	Mexican	Ernesto Canales-Santos is Founding Partner at Despacho Canales Abogados.
Francisco Javier Fernandez-Carbajal	Director	Mexican	Francisco Javier Fernandez-Carbajal has been a consultant for public and private investment transactions and a wealth management advisor since January 2002.
Julio R. Rodriguez, Jr.	Chief Operating Officer	United States	See—"1. Directors and Executive Officers of FTL."
Erika Mouynes	General Counsel & Secretary (2013)	United States	See—"1. Directors and Executive Officers of FTL."
Elizabeth Guarnieri	Treasurer Back Office	United States	Elizabeth Guarnieri is the Treasurer of FAI. She has been an Officer of FAI since 2016.

3.     David Martínez.

        Set forth below is the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of David Martínez. The principal business address for David Martínez is 375 Park Avenue, New York, NY 10152 and the telephone number at such address is (212) 593-4500. Unless otherwise indicated, each such person has held his or her present position as set forth below for the past five years.

Name	Principal Occupation	Biographical Information
David Martínez	Special Advisor & Chairman of Board of Directors of FAI.	See—"2. Directors and Executive Officers of FAI."

SCHEDULE 2

RECENT ACQUISITIONS OF TEO'S SECURITIES BY THE BIDDER

        FTL has not acquired any Class B Shares since                    , 2016.

        Any questions or requests for assistance or additional copies of this U.S. Offer to Purchase may be directed to the U.S. Information Agent listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The U.S. Information Agent
for the U.S. Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor, New York, NY 10005
Bankers and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 721-1211
Email: teco@dfking.com

The U.S. Receiving Agent
for the U.S. Offer is:

Computershare Inc.
c/o Voluntary Corporate Actions
By First Class, Registered or Certified Mail: PO Box 43011, Providence RI 02940-3011
By Express or Overnight Delivery: 250 Royall Street, Canton, Massachusetts 02021
Call: (781) 575-2332